   As filed with the Securities and Exchange Commission on February 11, 1999
                                                     Registration No. 333-66093
================================================================================



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             ---------------------
                                AMENDMENT No. 3

                                       to
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                         OMNICORDER TECHNOLOGIES INC.
            (Exact name of registrant as specified in its charter)


              Delaware                        (8099-02-01)                 (11-3386214)
     (State or other jurisdiction     (Primary Standard Industrial       (I.R.S. Employer
   incorporation or organization)         Classification Code)         Identification No.)

                             ---------------------
                               25 East Loop Road
                       Stony Brook, New York 11790-3350
                                (516) 444-6499
(Address, including zip code and telephone number, including area code of registrant's principal executive offices)
                             ---------------------
                                 Mark A. Fauci
                Chairman, President and Chief Executive Officer
                               25 East Loop Road
                       Stony Brook, New York 11790-3350
                                (516) 444-6499
(Name, address, including zip code and telephone number, including area code of agent for service)
                            ---------------------
                                  Copies to:

                  Richard A. Lippe, Esq.
                   Allan Grauberd, Esq.                         Benjamin M. Polk, Esq.
     Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C.     Whitman Breed Abbott & Morgan LLP
                     190 Willis Avenue                             200 Park Avenue
                 Mineola, New York 11501                        New York, New York 10166

     Approximate date of commencement of proposed sale to public: As soon as practicable after the Registration Statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                                                 ----------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                          ----------------
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: / /
                            ---------------------

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================
                                                       Proposed Maximum     Proposed Maximum
       Title of Securities           Amount to be       Offering Price     Aggregate Offering       Amount of
        to be Registered           Registered(1)(3)      Per Share (2)       Price (1)(2)(3)     Registration Fee
------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
 share .........................  1,362,500 shares            $10              $13,820,000         $ 3,841.96
=================================================================================================================


(1) Includes 165,000 shares of Common Stock issuable upon exercise of an over-allotment option granted to the Underwriters.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.


(3) Includes shares of Common Stock issuable pursuant to warrants granted to the Underwriter. The warrants entitle the Underwriter to purchase 97,500 shares of Common Stock. These warrants are exercisable at 120% of the public offering issue price. The shares issuable pursuant to these warrants have, for fee calculation purposes only, an assumed issuance price of $12 per share.
                             ---------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission acting pursuant to said Section 8(a) may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.


                  Subject to Completion dated February  , 1999



                                  Prospectus

[GRAPHIC OMITTED]
                       1,100,000 Shares of Common Stock
                                [$  ] per share


This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on Page 7.



                                 The Offering



                                     Per Share     Total
                                    -----------   ------

                                                         OmniCorder Technologies
                                                         Inc. provides advanced
Public Price ....................                        screening services and
Underwriter                                              clinical information
 Discount .......................                        for the early detection
Proceeds to OmniCorder ..........                        and management of
                                                         breast cancer and other
                                                         diseases.


                           Proposed Trading Symbol:
                       NASDAQ SmallCap MarketSM -- OCTI



We currently anticipate that the initial public offering price will range between $8.00 and $10.00 per share. No public market currently exists for our shares. We have granted Cambridge Capital, LLC, who will act as the principal underwriter, an over-allotment option to buy up to [ ] ______ additional shares.


This offering is a "firm commitment" underwriting. This means that all offered shares must be purchased by the principal underwriter subject to certain conditions.


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.







[GRAPHIC OMITTED]

February ___, 1999

4 Digital Images       Stylized Artwork of Rocket,        Photo of Examination
of Breasts            Satellite and Computer Chips             of Female



                                                 OmniCorder Technologies, Inc.
                                             The Front Wave of Health Technology




                  Applying Space and Defense Technology to the
                   Detection and Management of Breast Cancer







     OmniCorder believes its system will accurately detect, in 5-10 minutes, breast cancer tumors substantially earlier and more accurately than present methods. The system can be deployed in any physician's office and requires no physical contact.

                              PROSPECTUS SUMMARY

     The following summarizes certain information in this prospectus. The more detailed description elsewhere in the prospectus governs the matters discussed in this summary.

                                  The Company

     Omnicorder Technologies Inc., a Delaware corporation, is a development stage company incorporated in February 1997 to engage in the business of providing innovative screening services and clinical information for the early detection and management of breast cancer and other diseases. OmniCorder's initial endeavor, using a patented technology called Dynamic Area Telethermometry or DATTM, provides a painless, non-contact, radiation-free screening and diagnostic service for the early detection and management of breast cancer. OmniCorder believes that the DAT technology will provide physicians with increased diagnostic capability, thus reducing the number of mistaken diagnoses and unnecessary biopsies, a surgical procedure in which tissue is removed from the breast to determine if cancer is present.


     Recent statistics published by the American Cancer Society show that 1 in 9 women in the United States will develop breast cancer over their lifetime. Early detection of cancerous tumors is the key factor in reducing mortality rates among women who develop breast cancer. Currently, the most popular methods for early detection of breast cancer include breast self-examination, breast examination by a physician and x-ray mammography. While breast self-examination and breast examination by a physician are recommended by the American Cancer Society, generally these methods tend to detect cancer at a more advanced stage, often requiring more invasive treatment and resulting in higher mortality rates.

     After breast examination, x-ray mammography is the most common method of clinical detection and diagnosis. However, x-ray mammography has various drawbacks:

   o it relies on the detection of the presence of a calcified mass, which generally forms 3-7 years after a tumor has been growing.

   o approximately 70% false positive diagnoses; in other words, 70% of women diagnosed with a positive x-ray mammography finding will undergo a surgical biopsy which will indicate that the x-ray finding was wrong.

   o x-ray mammography will not detect cancer in 25% to 45% of pre-menopausal women who have cancer and in 10% to 20% of post-menopausal women who have cancer.

   o x-ray mammography can be a physically uncomfortable and intrusive process.

   o x-ray mammography requires irradiation of the breast which, over time, can increase the risk of cancer.

     OmniCorder believes DAT has significant advantages over x-ray mammography and other existing breast cancer screening modalities, including:

   o reliance upon detection of changes in blood flow distribution characteristics in the breasts, which occur early in a tumor's growth, rather than reliance on the detection of a calcified mass.

   o a significant reduction of false positives which in turn will reduce the number of surgical biopsies.

   o a significant reduction of false negatives.

   o elimination of risks posed by x-ray irradiation of the breast as well as elimination of discomfort, pain and/or bruising which occurs during the breast compression procedure used for x-ray mammography.

   o an approximate 25% to 50% cost-reduction per examination when compared with x-ray mammography.

     DAT detects changes in blood flow distribution characteristics in a woman's breasts caused by cancer, utilizing new patented infrared sensor technology provided under exclusive license for specific biomedical applications to OmniCorder by the Lockheed Martin Corporation and the California Institute of Technology's Jet Propulsion Laboratory. The data collected by this sensor technology will be analyzed utilizing DAT methods and software, which were invented by Professor Michael Anbar. The DAT technology is patented and under exclusive license to OmniCorder. Professor Anbar is one of the world's foremost authorities on biomedical applications of infrared imaging.


     During the DAT screening examination, which is anticipated to take less than 10 minutes, the patient is positioned in front of a custom-designed camera which records infrared light that is passively emitted from the body. The data collected by the camera is then analyzed using OmniCorder's proprietary software which processes the data according to the diagnostic principles of DAT. The results of this analysis are provided to the patient's doctor for interpretation.

     OmniCorder intends to make its service available in both specialists' offices, such as radiologists, surgeons and oncologists, and select primary care providers' offices. The healthcare provider will be furnished with the following components, constituting the DAT System.


     o a custom built infrared camera, computer workstation and related hardware.

     o proprietary diagnostic software.

     o a secure information distribution network.

     o comprehensive training provided by OmniCorder.

     o maintenance, service and upgrades


     OmniCorder intends to sell regional licenses to market the DAT System to large healthcare provider organizations which will, in turn, deliver its breast cancer screening and diagnostic service through their network of primary and specialist physicians. OmniCorder will also generate revenues by charging patients examination fees.

     The device to be employed in the DAT System requires clearance from the United States Food and Drug Administration or FDA, before it can be marketed. OmniCorder intends to initially rely on a type of FDA clearance to market adjunct (supplementary) diagnostic devices which it hopes to obtain by mid-1999. This type of clearance allows companies to market devices that are used together with an existing approved method. OmniCorder will then request FDA approval for marketing the DAT System as a stand- alone device, i.e., a sole diagnostic screening tool for detection of breast cancer. This process is anticipated to take two years from the time OmniCorder receives FDA clearance to market its service as an adjunct (supplement) to existing diagnostic methods.


     OmniCorder has not realized any revenues to date or marketed any products or services to date. The DAT System's development is substantially complete. The DAT System is currently being utilized in a 3,000 women field test. This field test is being conducted at leading hospitals and universities, including hospitals affiliated with the State University of New York at Buffalo -- Millard Fillmore Hospitals and Buffalo General Hospital. Other sites anticipated to participate in the field test include the State University of New York at Stony Brook, The Strang Cancer Prevention Center in New York City, Dana Farber Medical Center and Memorial Sloan-Kettering Hospital in New York City, and possibly others.

                                 The Offering
Common Stock offered by
 OmniCorder..............   1,100,000 shares, without giving effect to the
                            Underwriter's over-allotment option. See
                            "Underwriting".
Common Stock outstanding
 after the Offering......   3,458,397 shares, without giving effect to shares
                            issuable pursuant to warrants and options. See
                            "Capitalization."

Use of Proceeds..........   To fund research and development, sales and
                            marketing, purchase of capital equipment, for working capital and general corporate purposes and for repayment of Bridge Notes. See "Use of Proceeds."

Risk Factors
 and Dilution.............  An investment in the shares of common stock offered hereby involves a high degree of risk and immediate
                            and substantial dilution.
Proposed Nasdaq SmallCap
 Market Symbol...........   OCTI
-------------
OmniCorder's principal offices are located at 25 E. Loop Road, Stony Brook, NY 11790-3350. Its telephone number is (516) 444-6499.

                            Summary Financial Data

     The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations data for the period from February 7, 1997 (inception) through December 31, 1997 are derived from OmniCorder's audited Financial Statements included elsewhere in this prospectus. The statement of operations data for the period from February 7, 1997 (inception) through September 30, 1997 and the nine months ended September 30, 1998 and the balance sheet data at September 30, 1998 have been derived from unaudited financial statements and include all adjustments (consisting of only normal recurring adjustments) that OmniCorder considers necessary for a fair statement of the results for such interim periods. The operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results to be expected for the full year or for any future period.

     The as adjusted balance sheet data as of September 30, 1998 gives effect to:

   o the sale of the shares of common stock offered hereby at an assumed initial offering price of $9.00 per share and the application of the net proceeds received therefrom; and

   o the repayment of the Bridge Notes and the related effect of the write-off of $625,000 of unamortized debt discount and $122,917 of unamortized debt issuance costs incurred in connection with the Bridge Financing. See "Shares Eligible for Future Sale" and "Use of Proceeds."



                                                         Period from             Period from
                                                       February 7, 1997        February 7, 1997       Nine months
                                                     (inception) through     (inception) through         ended
                                                         December 31,           September 30,        September 30,
                                                    ---------------------   ---------------------   --------------
                                                             1997                    1997                1998
Statement of Operations Data:
Operating expenses:
  Research and development ......................        $    20,000             $   11,600          $   338,647
  General and administrative ....................             42,069                 34,079              207,349
  Related party legal expense ...................             81,447                 29,332               97,165
                                                         -----------             ----------          -----------
   Total operating expenses .....................            143,516                 75,011              643,161
Loss from operations ............................           (143,516)               (75,011)            (643,161)
Interest expense ................................                 --                     --              131,250
                                                         -----------             ----------          -----------
  Net loss ......................................        $  (143,516)            $  (75,011)         $  (774,411)
                                                         -----------             ----------          -----------
Basic and diluted net loss per common share .....        $     (0.09)            $    (0.04)         $     (0.35)
                                                         -----------             ----------          -----------
Weighted average shares used in per share
  computation (see Note 2 of Notes to
  Financial Statements ..........................          1,683,482              1,672,000            2,188,866
                                                         -----------             ----------          -----------




                                        September 30, 1998
                                      Actual       As Adjusted
                                   ------------   -------------
  Balance Sheet Data:
  Cash .........................    $ 479,468      $ 8,140,468
  Working capital ..............      440,193        8,103,276
  Total assets .................      999,076        8,537,159
  Total debt ...................      125,000               --
  Total liabilities ............      295,028          170,028
  Stockholders' equity .........      704,048        8,367,131

                                 RISK FACTORS

     An investment in the common stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the following factors, in addition to the other information included in this prospectus, before purchasing any of the shares offered hereby.


     OmniCorder is an early stage company and has yet to prove it can operate as a successful business. OmniCorder was incorporated in February 1997 and is in the development stage. As such, it is subject to all of the business risks associated with a new enterprise, including constraints on its resources, lack of established banking, supplier and distribution relationships and uncertainties regarding product development and future revenues.

     Since its inception, OmniCorder has engaged in research and development activities, raising capital, negotiating various license agreements, and has conducted a limited field test of the DAT System. Omnicorder is currently conducting a 3,000 women field test of the DAT System. OmniCorder has not derived any revenue from operations and has incurred losses since inception, of approximately $918,000 through September 30, 1998, all of which have been funded by equity and debt financing. OmniCorder does not anticipate deriving any revenue from operations until such time as the DAT System is available for commercial delivery as an adjunct (supplement) to existing diagnostic methods, which is expected to occur in the 4th calendar quarter of 1999. OmniCorder anticipates incurring significant costs in connection with bringing the DAT System to market.


     OmniCorder's ability to operate its business successfully will depend on a variety of factors, some of which are outside its control, including:

    o physician and/or consumer preferences.

    o the application of regulatory requirements of the FDA and similar regulatory requirements.

    o competition from existing and newly developed alternative screening and diagnostic technologies.

    o the actual and perceived efficacy of the DAT System.

    o OmniCorder's ability to maintain a constant supply of infrared cameras and other components utilized in the DAT System.

     The likelihood of OmniCorder's success must be considered in light of the expenses, difficulties and delays frequently encountered in connection with the formation and early phase of operation of a new business and the competitive environment in which it will operate. There can be no assurance regarding when or whether OmniCorder will successfully implement its business objectives or that it will achieve profitability.


     OmniCorder needs to successfully sell or license the DAT System in order to generate revenue. The sale of services which incorporate the DAT System, together with regional licenses to provide the DAT System for breast cancer applications, will be OmniCorder's principal proposed revenue sources for at least the first two years from the closing of the offering. These services have not yet been commercially introduced. OmniCorder has conducted a limited field test, and is currently conducting a 3,000 women field test of the DAT System. There can be no assurance that the DAT System will be effective or that it will be more effective than competing services and/or technologies, that it will be capable of being delivered in commercial quantities at acceptable costs or that the DAT System will be successfully marketed. If the DAT System is not successfully commercialized for breast cancer applications, it is likely that OmniCorder's business, financial condition and results of operations would be materially and adversely affected. In such event, OmniCorder would have to seek out other commercial endeavors for the DAT System, including its use in the diagnosis of other diseases; however, there can be no assurance that such endeavors would be successful.

     OmniCorder's ability to generate revenues depends on whether health care providers adopt the DAT System as a tool to detect breast cancer. There can be no assurance that physicians or the medical community in general will accept and use the DAT System or any other products or services developed by OmniCorder. The degree and rate of acceptance and market penetration which OmniCorder achieves will depend on many variables including, but not limited to, establishing acceptance of the DAT System within the medical community by demonstrating its clinical safety, efficacy and cost advantages as compared with existing cancer detection technologies. Similar risks may confront other products or services Omnicorder develops in the future. Failure of OmniCorder's products or services to gain market acceptance will have a material adverse effect on OmniCorder's business, financial condition and results of operations.

     OmniCorder anticipates that a substantial period of time may be required to convince caregivers that the DAT System is an effective adjunct (or supplement) to x-ray mammography, the current dominant screening method. This process may be further affected by the tremendous investment that has been made in x-ray mammography equipment and the interests of other entities which participate financially in the provision of x-ray mammography to the public. More significant opposition may be encountered with respect to OmniCorder's attempt to receive FDA approval to use the DAT System as a stand-alone device, i.e., a sole diagnostic screening tool for the detection of breast cancer. While OmniCorder believes that FDA approval to market the DAT System as a stand-alone method will be dependent on the merits of clinical trials, it is conceivable that even with such approval, acceptance of the DAT System as a stand-alone method may be difficult to achieve because of resistance in the medical community fostered by the entrenchment of x-ray mammography.

     OmniCorder may need to raise additional funds before it becomes profitable; additional financing may dilute your interest in OmniCorder. OmniCorder's capital requirements in connection with its product development and marketing activities will be significant. OmniCorder will be dependent upon the proceeds of this offering to fund its development and initial commercialization activities, including the 3,000 women field test recently begun. OmniCorder believes, but there can be no assurance, that the proceeds of the offering will be sufficient to fund its operating requirements for a period of approximately 24 months after the closing of the offering.


     OmniCorder's future liquidity and capital funding requirements will depend on numerous factors, including:


    o the results of clinical studies.

    o the extent to which the DAT System gains market acceptance.

    o the costs and timing of commencement and expansion of sales.

    o OmniCorder's marketing and manufacturing activities.

    o competition to the DAT System.


     There can be no assurance that additional capital will be available on terms acceptable to OmniCorder, or at all. Furthermore, any additional equity financing will be dilutive to stockholders, and debt financing or equipment lease financing, if available, may include restrictive covenants, including financial maintenance covenants, restricting OmniCorder's ability to incur additional indebtedness. OmniCorder's failure to raise capital, or engage in equipment lease financing or other debt financing on acceptable terms when needed, could have a material adverse effect on its business, financial condition and results of operations.


     OmniCorder has not fully developed an effective sales force to market the DAT System. OmniCorder currently has limited marketing experience and limited financial, personnel and other resources to undertake the extensive marketing activities necessary to market the DAT System. OmniCorder's ability to generate revenue from the licensing of the DAT System will be dependent upon, among other things, its ability to manage an effective sales organization. OmniCorder will need to develop a sales force and a marketing group with technical expertise to coordinate marketing efforts. In addition, there can be no assurance that OmniCorder will be able to market its products or services effectively through an in-house sales force, independent sales representatives, through arrangements with an outside sales force, or through strategic partners.

     OmniCorder does not have required FDA approval to market the DAT System and must continue to comply with FDA and other regulatory standards. OmniCorder's products and manufacturing activities are subject to extensive government regulation, both in the United States and abroad. The manufacture, packaging, labeling, advertising, promotion, distribution, and sale of OmniCorder's products are subject to regulation by numerous national and local governmental agencies in the United States and other countries. Failure to comply with these regulations or inability to obtain required approvals will impair OmniCorder's ability to market the DAT System.

     In the United States, the U.S. Food and Drug Administration regulates OmniCorder's products under the Federal Food, Drug, and Cosmetic Act and regulations promulgated thereunder. Advertising and other forms of promotion and methods of marketing of OmniCorder's products are subject to regulation by the U.S. Federal Trade Commission, which regulates these activities under the Federal Trade Commission Act. The manufacture, labeling, and advertising of OmniCorder's products are also regulated by various other Federal, state and local agencies as well as those of each foreign country to which OmniCorder may in the future distribute its products. See "Business -- Government Regulation" for a description of various regulatory issues and an explanation of the terms used below. The risks associated with these regulatory issues include the following:


     (a) Need for FDA clearance or approval to market the DAT System -- Breast cancer screening devices that use infrared instrumentation, such as the DAT System, and their components and accessories are currently classified as Class I devices that require clearance under Section 510(k) of the the federal Food, Drug and Cosmetic Act, when they are intended for "adjunctive [supplemental to an existing approved method such as x-ray mammography] diagnostic screening for detection of breast cancer or other uses . . . .", under 21 C.F.R.
884.2980(a)(2). If used as a stand-alone device, i.e., a sole diagnostic screening tool for detection of breast cancer, such devices are classified as Class III devices requiring an approved Premarket Approval application before marketing.

     OmniCorder hopes to obtain 510(k) market clearance from the FDA by mid-1999 to market the DAT System for adjunctive (supplemental) diagnostic screening for detection of breast cancer. OmniCorder filed its 510(k) application on February 1, 1999. In order to obtain clearance for marketing under section 510(k), the FDA must be able to conclude that OmniCorder's device is substantially equivalent to a legally marketed device. The FDA may require additional data to support making such a determination, and there is no assurance that the FDA will find OmniCorder's device substantially equivalent or that the timing of such determination will be consistent with OmniCorder's plans or expectations. In case the FDA determines OmniCorder's device is not substantially equivalent to a legally marketed device, an approved premarket approval application will be required to market the product unless OmniCorder timely asks the FDA to make a "risk based" classification and the FDA determines that premarket approval is not required.

     (b) Need for FDA approval for certain changes to the DAT System -- Devices cleared for marketing under Section 510(k) of the Food, Drug and Cosmetic Act and regulations require manufacturers to obtain new 510(k) clearances to continue marketing devices when, among other things, there is a major change in the intended use or a change to the design, material, composition, energy source, or manufacture of a legally marketed device that could significantly affect its safety or effectiveness. Changes to PMA approved devices that affect safety or effectiveness require supplemental approval. OmniCorder may require such changes in connection with the ramping up of its production cycle. If such changes are made, there is no assurance the FDA will approve them.

     (c) Required compliance with certain manufacturing regulations -- The FDA also requires that manufacturing conform to strict quality assurance standards required by Good Manufacturing Practices regulations. A new set of regulations, called the Quality Systems Regulations, went into effect June 1, 1997. These regulations require that medical device manufacturers comply with various requirements. Good Manufacturing Practices requirements are enforced via periodic FDA inspections of device facilities. OmniCorder believes, but there can be no assurance, that it and its suppliers will attain and maintain compliance with these standards. Further, any changes in manufacturing facilities or methods may require a Premarket Approval supplement or a new premarket notification submission under Section 510(k).

     (d) Reporting requirements -- FDA law and regulations additionally require that certain "Medical Device Reports" be submitted to the agency to report device-related deaths, serious injuries, and malfunctions, the recurrence of which would likely cause death or serious injury. These reports can cause the FDA to take various regulatory actions. Medical Device Reports are publicly available and, depending upon their significance, could form the basis of a private tort action or FDA enforcement action. These occurrences could have a material adverse effect on OmniCorder's ability to market its products.

     (e) Restrictions on labeling and advertising -- The nature of marketing claims OmniCorder will be permitted to make in labeling or advertising regarding the DAT System is limited to those specified in an FDA clearance or approval and claims beyond those cleared or approved will constitute violation of the Food, Drug and Cosmetic Act. Noncompliance with any applicable FDA requirements can result in various sanctions which could have a material adverse effect on OmniCorder's business, financial condition, and results of operations, and could materially adversely affect OmniCorder's ability to successfully market its products.

     (f) Foreign permits and requirements -- In markets outside the United States, prior to commencing operations or marketing its products, OmniCorder may be required to obtain approvals, licenses, or certifications from a country's ministry of health or comparable agency and comply with FDA export requirements.

     OmniCorder cannot predict the nature or effect of any changes in the above laws, rules, regulations or administrative interpretations of same.

     OmniCorder requires third parties which it does not control to manufacture components of the DAT System; if those third parties are unavailable or unqualified, marketing of the DAT System will be adversely impacted. OmniCorder has used third parties to manufacture and deliver the infrared cameras and other components used in field tests, and it intends to continue to do so for the DAT System and any other products which OmniCorder may seek to develop. Such third parties must adhere to the current Good Manufacturing Practices regulations enforced by the FDA through its facilities inspection program and such third-parties' facilities are subject to FDA inspection. There can be no assurance that third parties on which OmniCorder depends for the manufacture of the DAT System will be able to comply with Good Manufacturing Practices regulations when a required FDA inspection occurs or will be able to maintain such compliance. Such a failure to comply could significantly delay the FDA's 510(k) clearance or Premarket Approval for the DAT System, which failure could have a material adverse effect on OmniCorder's business, financial condition and results of operations.


     The qualification of additional or replacement suppliers for certain components or services is a lengthy process. If OmniCorder encounters delays or difficulties with its third-party suppliers in producing, packaging or distributing the DAT System, market introduction and subsequent sales of the DAT System may be adversely affected. OmniCorder would also then have to seek alternative suppliers. If that happens, there can be no assurance that OmniCorder will be able to readily enter into alternative supply arrangements at commercially acceptable rates, if at all.


     While OmniCorder believes it has located adequate sources of supply for all components of the DAT system, there can be no assurance that such sources will be able to maintain a supply of all components as required by OmniCorder. If OmniCorder is unable to obtain or retain qualified third-party manufacturers on commercially acceptable terms, it may not be able to commercialize the DAT System as planned. OmniCorder's dependence on third parties for the manufacture of its products may adversely affect its profit margins and its ability to develop and deliver its products on a timely and competitive basis.

     Third parties may appropriate or attempt to duplicate OmniCorder's intellectual property in order to compete with it; third parties may also claim OmniCorder's intellectual property infringes on their patents which could interfere with OmniCorder's ability to market the DAT System. OmniCorder, in accordance with the Anbar License Agreement, the Caltech License Agreement and the Lockheed Martin License Agreement holds exclusive rights to certain biomedical applications of issued and pending patents. These issued and pending patents cover the DAT System as a device for use in the early detection and management of breast cancer and other diseases. There is no guarantee that the pending patents will issue, and if they do, which claims, if any, will be allowed by the United States Patent Office. Some of the Caltech patent claims initially submitted had been disallowed by the U.S. patent office due to potential conflicts with prior art. These claims have been resubmitted, with the appropriate supporting documentation, for reconsideration by the patent office, and Omnicorder has been advised by counsel to Caltech that these claims will be allowed by the United States Patent Office. There can be no assurance that the pending or issued patents will provide meaningful protection from competition. OmniCorder's policy is to protect its technology by, among other things, obtaining patent rights for technology that it considers important to the development of its business, utilizing other proprietary methods and know-how in association with its technology and requiring each employee and key consultant to execute a confidentiality agreement. There can be no assurance that OmniCorder's confidentiality agreements and other safeguards will protect its proprietary information and trade secrets or provide adequate remedies for OmniCorder in the event of unauthorized use or disclosure of such information, or that others will not be able independently to develop such information.


     In addition, if OmniCorder becomes involved in litigation to enforce its intellectual property rights, such litigation can be a lengthy and costly process causing diversion of effort and resources by OmniCorder and its management with no guarantee of success. One company, which has not yet received FDA approval to market its product, is employing a methodology which may infringe on the Anbar Patent. OmniCorder has not yet determined whether it will take legal action with respect to this possible infringement.

     Other companies may have been or will be issued patents for similar technologies that may prevent the licensing of OmniCorder's products or require licenses and the payment of royalties by OmniCorder, although OmniCorder has no information indicating that these circumstances exist. It is possible that after the patents that OmniCorder owns or controls expire, which will not occur in the United States for 16 years in the case of the

Anbar Patent, and 14 years in the case of the patent licensed under the Lockheed Martin Agreement, other companies, may adopt the concept and/or design embodied in the DAT System and seek to compete with OmniCorder. If that should occur, OmniCorder would have to rely on name recognition, product acceptance, quality control, additional patent protection, if any, and the effectiveness of its distribution and marketing in order to compete successfully, and there can be no assurance that OmniCorder will be able to do so.


     Although to date no claims have been brought against OmniCorder alleging that the DAT System infringes the intellectual property rights of others, and OmniCorder is not aware of any such claims or potential claims, there can be no assurance that such claims will not be made against OmniCorder or its third party licensors in the future, or that, if made, such claims will not be successful. Further, even an issued patent may, under exceptional circumstances, be set aside or nullified. In addition to any potential monetary liability for damages, OmniCorder could be required to obtain and pay for a license in order to continue to manufacture or market the DAT System or could be enjoined from making or selling the DAT System if such a license were not made available on acceptable terms. If OmniCorder becomes involved in such litigation, it may require the expenditure of significant resources and if such a claim were successful, OmniCorder's business, financial condition and results of operations could be materially adversely affected.

     Existing and newly developed technologies may compete with the DAT System. OmniCorder is not aware of any devices currently on the market which will be capable of competing directly with the DAT System, although several new companies are developing technologies aimed at the same market niche as the DAT System, and there may be others of which OmniCorder is unaware. OmniCorder's potential competitors may succeed in developing products that are more effective or less costly (or both) than OmniCorder's products, and such competitors may also prove to be more successful than OmniCorder in manufacturing, marketing, and sales. Some of OmniCorder's potential competitors may be large, well-financed and established companies that have greater resources, and, therefore, may be better able than OmniCorder to compete for a share of the market even in areas in which OmniCorder may have superior technology.

     OmniCorder also competes with existing diagnostic alternatives, most notably x-ray mammography. Significant barriers to OmniCorder's success are posed by these existing alternatives. See "Business -- Competition".

     Rapid changes in technology may require OmniCorder to put substantial efforts into enhancements and improvements to the DAT System in order to remain competitive. The market for high technology disease detection and monitoring devices, such as the DAT System, is characterized by rapid changes and evolving industry standards, often resulting in product obsolescence or short product life cycles. Accordingly, OmniCorder's ability to compete will depend on its ability to introduce the DAT System to the marketplace in a timely manner, and to enhance and improve it. There can be no assurance that OmniCorder's competitors will not develop technologies or products that render the DAT System obsolete or less marketable. It is also possible that OmniCorder will not be able to successfully enhance its products or technology or adapt them satisfactorily to changing market conditions.

     The loss of Mr. Fauci's services could hurt OmniCorder's chances for success. The success of OmniCorder is dependent on the continued efforts of its founder, Mark Fauci. The loss of Mr. Fauci's services could have a material adverse effect on OmniCorder's operations. OmniCorder and Mr. Fauci have entered into a long term employment agreement. OmniCorder has obtained $4,000,000 of key person life insurance on Mr. Fauci. There can be no assurance that this coverage will be maintained at reasonable cost. Mr. Fauci is 39 years old and in good health. See "Management -- Employment Agreements".


     While Professor Anbar invented DAT, and while OmniCorder believes that he has been and will continue to be an important resource for it, OmniCorder believes that the loss of Professor Anbar's services would not have a material adverse effect on it. OmniCorder believes that since Professor Anbar has published his work, has transferred or licensed all relevant intellectual property rights to OmniCorder and is substantially delegating the development of the DAT System to other OmniCorder personnel, the loss of his services may delay the commercialization of the DAT System, but for a period OmniCorder anticipates would be no more than six months. OmniCorder has not obtained key-man insurance on Professor Anbar and has no plans to do so.

     OmniCorder's ability to succeed is dependent on its ability to hire and retain qualified personnel who may be heavily in demand by other companies. OmniCorder's success is also dependent upon its ability to hire and retain additional qualified scientific, sales, marketing and managerial personnel. OmniCorder will only have limited personnel as of the close of the offering. OmniCorder intends to utilize a variety of recruitment channels to locate qualified personnel and to offer appropriate compensation packages to attract and retain such personnel. Competition for such personnel is intense in OmniCorder's industry, and there can be no assurance that OmniCorder will be able to attract and retain qualified personnel.

     Third-parties such as health insurance companies may not reimburse OmniCorder for the cost of patient examination fees; those people who depend on insurance to pay their health care costs may not use the DAT System for this reason. There can be no assurance that third-party reimbursement will be available for the cost of services provided by the DAT System. Hospitals, medical clinics and physicians' offices that provide breast cancer screening and diagnostic services generally rely on third-party reimbursements, such as those provided by Medicare, Medicaid and private health insurance plans, to pay for some or all of the costs of such services. The policies of these entities vary greatly in their reimbursement practices. Whether a particular procedure qualifies for third-party reimbursement depends upon many factors including the safety and effectiveness of the procedure. Reimbursement may be denied if a medical device is experimental or is used for a non-approved purpose. During the past several years, the major third-party payors for hospital services have substantially revised their payment methods to contain health care costs. OmniCorder believes that the current pressures for medical cost containment have resulted in uncertainty in the healthcare industry with respect to federal and state reimbursement programs. Reimbursement standards and rates may change in the future. Although OmniCorder believes that licensed services which incorporate the DAT System will be widely reimbursed by third-party payors in the future, OmniCorder believes that its services will be affordably priced and will be utilized irrespective of third party reimbursements. However, the failure of users of the DAT System to obtain adequate reimbursement from third-party payors may significantly impede OmniCorder's growth.

     Product liability claims may cause OmniCorder to pay damages to third parties. The nature of OmniCorder's products may expose it to product liability risks. Although OmniCorder has obtained $5,000,000 of product liability insurance coverage, such insurance is becoming increasingly expensive. There can be no assurance that such insurance will provide adequate coverage against product liability claims. In addition, certain of OmniCorder's key license agreements require such coverage to be maintained once it begins selling licensed services. While no product liability claims are pending or threatened against it to date, a successful product liability claim against OmniCorder in excess of its insurance coverage could have a material adverse effect on its business, financial condition or results of operations.

     Prior to the public offering, there has been no active trading market, in OmniCorder's shares; if an active trading market is not developed and maintained for OmniCorder's shares, investors may find it difficult to resell their shares and the price they can obtain for their OmniCorder shares may be lower. Although OmniCorder's shares have been approved for listing on the Nasdaq SmallCap Market, subject to issuance of the shares in the offering, there can be no assurance that an active trading market will develop or be maintained in Omnicorder's shares. An active trading market is one in which there are many willing buyers and sellers. If such a market is not maintained, it will be more difficult to sell large amounts of stock, the spread between the price a market maker will pay for the stock, as opposed to what it will sell it for, may, be larger and the price investors may obtain when they sell their shares may be lower than would be the case in an active market. Failure to maintain an active trading market may therefore adversely impact an investor's ability to resell shares purchased in the offering.

     The market prices for securities of medical technology companies like OmniCorder have historically been subject to wide price swings, which could cause a decline in the trading price of OmniCorder's common stock. Factors that could cause the market price of OmniCorder's common stock to fluctuate substantially include but are not limited to:

    o future technological innovations and new commercial products in breast cancer screening.

    o results of clinical testing of OmniCorder's DAT System.

    o changes in FDA regulations applicable to OmniCorder.

    o litigation and public concerns as to product safety with devices such as the DAT System.

    o period-to-period fluctuations in OmniCorder's financial performance.

    o fluctuations in securities markets.

     Such price changes may not be related to OmniCorder's operating performance. A decline in the trading price of OmniCorder's common stock could also impact negatively upon OmniCorder's ability to raise additional equity capital in the future.

     Mark Fauci controls enough stock to determine OmniCorder's policies and other stockholders will generally not be able to control these policies. After giving effect to the offering, Mark Fauci, OmniCorder's founder, will beneficially own approximately 48% of the outstanding common stock. As a result, Mr. Fauci will be able to effectively control virtually all matters requiring approval by OmniCorder's stockholders, including amendments of the certificate of incorporation, the approval of mergers or similar transactions and elections of all directors. In addition, Mr. Fauci is one of OmniCorder's six current directors.

     Failure to maintain OmniCorder's Nasdaq SmallCap listing may adversely impact investors' ability to resell their shares and the prices they may be able to obtain for their shares. OmniCorder's shares have been approved for listing on the Nasdaq SmallCap Market, subject to issuance of the shares in the offering. The Board of Governors of the National Association of Securities Dealers, Inc. requires OmniCorder to meet certain standards for the initial listing and continued listing of its shares on the Nasdaq SmallCap Market. The standards for initial listing require, among other things, that an issuer have net tangible assets of $4,000,000; that the minimum bid price for the listed securities be $4.00 per share; that there be a minimum of 300 "round lot" holders; that the minimum market value of the public float (the shares held by non-insiders) be at least $5,000,000; that the public float be at least 1,000,000 shares; and that there be at least three market makers for the issuer's securities.

     The maintenance standards require, among other things, that OmniCorder will continue to have net tangible assets of at least $2,000,000; that the minimum bid price for the listed securities be at least $1.00 per share; that the minimum market value of OmniCorder's "public float" be at least $1,000,000; that OmniCorder's public float be at least 500,000 shares; and that there be at least two market makers for OmniCorder's securities. Nasdaq may also impose qualitative standards on OmniCorder for continued listing.

     A deficiency in either the market value of the public float or the bid price maintenance standard will be deemed to exist if OmniCorder fails the individual stated requirement for thirty consecutive trading days, with a 90-day cure period. There can be no assurance that OmniCorder will continue to satisfy the requirements for maintaining a Nasdaq SmallCap listing. If OmniCorder's securities were to be excluded from Nasdaq because it failed to meet any of the above standards for continued listing, the prices of such securities and the ability of holders to sell them would be adversely affected, and OmniCorder would be required to again comply with the initial listing requirements to be relisted on Nasdaq.

     A drop in the trading price of OmniCorder's shares may adversely impact the ability of investors to resell their shares and the price they may be able to obtain for them. If OmniCorder is unable to satisfy Nasdaq's maintenance requirements and the price per share of its common stock were to drop below $5.00, then unless OmniCorder satisfied certain net asset and revenue tests, its securities would become subject to certain "penny stock" rules promulgated by the Securities and Exchange Commission. The application of these rules to OmniCorder's common stock may adversely impact both the ability of investors to resell their shares (liquidity) and the market price of these shares. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Securities and Exchange Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination of suitability of the investor purchasing the penny stock.

     The price investors pay for their shares is higher than the per share value of OmniCorder's net assets and is also higher than the price paid by earlier investors and founders of OmniCorder. Purchasers of the common stock offered hereby will suffer immediate and substantial dilution of $6.58 in the net tangible book value per share of the common stock from the initial public offering price. Further, existing stockholders, including the founders, purchased or were issued their shares at an average price of $.29 per share, compared to an expected public offering price of $9.00 per share. See "Dilution."

     Lack of experience of the underwriter may cause the price of OmniCorder's shares to fluctuate greatly and may negatively affect the ability of investors to resell shares. While the principals of Cambridge have had prior experience in firm commitment underwriting and underwriting syndicates at other brokerage firms, Cambridge, which commenced operations in 1996, has not acted as an underwriter, in a public offering of securities. Cambridge's lack of experience may have an adverse impact on its ability to market the securities offered hereby as well as the development and maintenance of a trading market for OmniCorder's securities following the offering. Cambridge intends to make a market in OmniCorder's securities. Cambridge's inexperience may result in its inability to correctly utilize overallotment, stabilization and market maintenance strategies that more experienced underwriters utilize to assist in maintaining orderly trading markets. This may adversely affect the price of OmniCorder's common stock and the ability of purchasers in the offering to resell their shares. OmniCorder's officers and directors do not have a material relationship with Cambridge.

     This prospectus contains "forward-looking statements" which can be identified by the use of forward-looking terminology such as "may," "will," "anticipate," "believe," "estimate" or "continue" or other variations and comparable terminology. The statements in "Risk Factors" are cautionary statements. They identify important factors, with respect to forward-looking statements, that could cause actual results to differ materially from those forecasted in such statements.



                                USE OF PROCEEDS


     The net proceeds to be received by OmniCorder from the sale of an estimated 1,100,000 shares of common stock offered hereby at $9 per share (the mid-point of the range designated on the cover page of this prospectus) are estimated to be $8,411,000 ($9,732,650, if the Underwriter's over-allotment option is exercised in full), after deducting underwriting discounts and commissions, and an estimated $400,000 of legal, accounting, printing and other estimated expenses of the offering payable by OmniCorder.

     OmniCorder anticipates using the net proceeds of $8,411,000 from the offering as follows. If the overallotment option is exercised, the increased amount of proceeds will be allocated to working capital:



                                                                                     Amount       Percentage
                                                                                 -------------   -----------
Research and Development .....................................................    $2,000,000      23.78%
Use in Sales and Marketing ...................................................    $2,078,000      24.71%
Capital Equipment, principally components of the DAT System such as
 cameras, computers and other associated hardware and software ...............    $1,580,000      18.78%
General and Administrative Expenses and Working Capital ......................    $2,003,000      23.81%
Repayment of debt incurred in connection with a bridge financing completed in August, 1998, excluding accrued interest thereon. The proceeds of this financing were used to pay for certain capital equipment, legal and profes-
 sional expenses in connection with financing activities and for working
 capital .....................................................................    $  750,000       8.92%
Total ........................................................................    $8,411,000     100.00%


     The foregoing represents OmniCorder's best estimate of its allocation of net proceeds from the sale of shares of common stock offered hereby based on the current state of its business operations, its current plans and current economic and industry conditions and is subject to reallocation among the categories listed above or to new categories. Accordingly, OmniCorder will have broad discretion as to the application of a significant portion of the net proceeds.

                                CAPITALIZATION

     Unless otherwise indicated, the information in this prospectus assumes that all references to common stock share amounts and prices per share are calculated after giving effect to a 2.2 to 1 stock split, which occurred in August 1998.

     The following table sets forth OmniCorder's short-term debt and total capitalization (a) as of September 30, 1998, and (b) as adjusted to give effect to the consummation of the offering at an assumed initial public offering price of $9.00 per share and the application of the estimated net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses. The table should be read in conjunction with the Financial Statements, including the Notes thereto, appearing elsewhere in this prospectus.

     The as adjusted information as of September 30, 1998 gives effect to:

   o the sale of the shares of common stock offered hereby at an assumed initial offering price of $9.00 per share and the application of net proceeds received therefrom; and

   o the repayment of the Bridge Notes and the related effect of the write-off of $625,000 of unamortized debt discount and $122,917 of unamortized debt issuance costs incurred in connection with the Bridge Notes.

     The as adjusted information as of September 30, 1998 does not include:

   o 190,667 shares of common stock reserved for issuance upon the exercise of outstanding warrants at an exercise price of $3.40 per share;

   o 400,000 shares of common stock reserved for issuance upon exercise of stock options granted or to be granted under the 1998 Stock Option Plan of which options to purchase 39,600 shares of common stock were outstanding and exercisable at September 30, 1998 at an exercise price of $3.40 per share;

   o 250,000 shares of common stock reserved for issuance pursuant to outstanding warrants, exercisable at $6.00 per share;

   o 44,000 shares of common stock reserved for issuance upon vesting as per the Caltech License Agreement (see "Business -- Licensing and Patents");

   o shares that may be issuable pursuant to anti-dilution provisions of certain outstanding securities. To the extent that these warrants or options are exercised, there will be further dilution to new investors. See "Description of Securities" "Certain Relationships and Related Transactions" and "Shares Eligible for Future Sale."



                                                                                   September 30, 1998
                                                                                                   As
                                                                                Actual          Adjusted
Stockholders' equity
   preferred stock; $.01 par value, 1,000,000 shares authorized, no shares outstanding
   common stock; $.01 par value, 10,000,000 shares authorized; 2,358,397 shares issued and outstanding-actual; 3,458,397 shares issued and
    outstanding-as adjusted ..............................................  $  23,584        $     34,584
   Additional paid-in capital ............................................  1,613,461          10,013,461
   Deficit accumulated during the development stage ......................   (917,927)         (1,665,844)
   Subscription receivable ...............................................    (15,070)            (15,070)
                                                                             ---------       ------------
      Total stockholders' equity .........................................    704,048           8,367,131
                                                                             ---------       ------------
      Total capitalization ...............................................    704,048           8,367,131
                                                                             ---------       ------------

                                DIVIDEND POLICY

     OmniCorder has not paid any dividends on its common stock since its inception and does not intend to pay any dividends on its common stock in the foreseeable future. The payment of any dividends in the future will depend on the evaluation by OmniCorder's Board of Directors of such factors as it deems relevant at the time and the restrictions imposed by the terms of OmniCorder's debt obligations, if any. As of the closing of the offering, after application of $750,000 of proceeds of the offering to repay debt incurred in connection with a bridge financing completed in August 1998, OmniCorder will have no debt obligations that impose restrictions on the payment of dividends. However, the Board of Directors believes that OmniCorder's future earnings, if any, should be retained for the development of its business.


                                   DILUTION


     Purchasers of the shares of common stock offered hereby will experience an immediate and substantial dilution in the net tangible book value of their investment. The difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering constitutes the dilution per share of common stock to investors in this offering. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock. As of September 30, 1998, OmniCorder had a net tangible book value of $704,048, or approximately $.30 per share of common stock. Without taking into account any other changes in OmniCorder's net tangible book value after September 30, 1998, other than to give effect to the sale of all of the shares offered hereby at an assumed initial public price of $9.00 per share, and the receipt and application of the estimated net proceeds therefrom, OmniCorder's net tangible book value on September 30, 1998 would have been $8,367,131, or approximately $2.42 per share, which represents an immediate increase in the net tangible book value of approximately $2.12 per share to existing stockholders and an immediate dilution of $6.58 per share to new investors. The following table illustrates this per share dilution:





Assumed initial public offering price per share .......................                $  9.00
   Net tangible book value per share as of September 30, 1998 .........   $   .30
   Increase per share attributable to this offering ...................   $  2.12
                                                                          -------
Net tangible book value per share after this offering .................                $  2.42
                                                                                       -------
Dilution per share to new investors ...................................                $  6.58
                                                                                       -------

     The following table summarizes, as of September 30, 1998, the number of shares of common stock purchased from OmniCorder, the total consideration paid to OmniCorder and the average price per share paid by existing stockholders and by new investors purchasing the shares offered hereby at an assumed initial public offering price of $9.00 per share before deducting underwriting discounts and commissions and estimated offering expenses payable by OmniCorder. This table does not include the following:

   o 190,667 shares of common stock issuable upon the exercise of outstanding warrants at an exercise price of $3.40 per share;

   o 400,000 shares of common stock reserved for issuance upon exercise of stock options granted or to be granted under the 1998 Stock Option Plan of which options to purchase 39,600 shares of common stock were outstanding and exercisable at September 30, 1998 at an exercise price of $3.40 per share;

   o 250,000 shares of common stock issuable pursuant to outstanding warrants, exercisable at $6.00 per share;

   o 44,000 shares of common stock reserved for issuance upon vesting as per the Caltech License Agreement; and

   o shares that may be issuable pursuant to anti-dilution provisions of certain outstanding securities. To the extent that these warrants or options are exercised, there will be further dilution to new investors. See "Description of Securities," "Certain Relationships and Related Transactions" and "Shares Eligible for Future Sale."




                                     Shares Purchased          Total Consideration        Average Price
                                  -----------------------   --------------------------   --------------
                                     Number      Percent        Amount        Percent       Per Share
                                  -----------   ---------   --------------   ---------   --------------
Existing stockholders .........   2,358,397        68.2%     $   690,000         6.5%       $   .29
New Investors .................   1,100,000        31.8%       9,900,000        93.5%          9.00
                                  ---------        ----      -----------        ----        -------
Total .........................   3,458,397         100%     $10,590,000         100%
                                  ---------        ----      -----------        ----

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of OmniCorder's results of operations and financial condition.

     The discussion should be read in conjunction with OmniCorder's Financial Statements and Notes thereto appearing elsewhere in this prospectus. The Management Discussion and Analysis of Financial Condition and Results of Operations contain forward-looking statements that involve risks and uncertainties. OmniCorder's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

Overview

     OmniCorder is a development stage company and since February 1997 ("inception"), has devoted itself to raising capital, negotiating technology licenses and other agreements, conducting field tests of the DAT system and negotiating employment contracts with current and future employees. OmniCorder has not generated any revenues to date and has incurred substantial operating losses from these business development activities. OmniCorder expects to incur significant costs relating to all of its operations in the future in order to develop, test and market its products and services.

Period from February 7, 1997 (inception) through September 30, 1998

Results of Operations

     OmniCorder's cumulative net losses since inception are attributable to the fact that it has not derived any revenue from operations to offset its business development expenses.

     Operating Expenses. Operating expenses since inception have amounted to $786,677. General and administrative expenses (approximately $249,000) and related party legal expenses (approximately $179,000) primarily consist of legal, accounting and an officer's salary. Research and development expenses (approximately $359,000) principally consists of funding of research and development to OmniCorder's chief scientist and a license for technology from Caltech. In connection with the acquisition from Caltech of its exclusive license to exploit infrared detection technology for certain applications, OmniCorder issued 44,000 shares of its common stock. The value of the shares issued ($149,600) was charged to results of operations as in-process research and development.

     Interest expense. Interest expense since inception consists of $125,000 resulting from the amortization of debt discount and accrued interest on the Bridge Notes (as defined below).

Liquidity and Capital Resources

     OmniCorder is in the development stage and currently has no sources of revenue. In addition, the report of independent accountants on OmniCorder's financial statements as of and for the period from inception through December 31, 1997 contains an explanatory paragraph regarding an uncertainty with respect to the ability of OmniCorder to continue as a going concern. At December 31, 1997, OmniCorder had a deficit accumulated during the development stage of $143,516 ($917,927) at September 30, 1998. Such accumulated losses have resulted principally from costs incurred in research and development and from general and administrative expenses. OmniCorder funded its operations since inception through the use of cash obtained principally from third party financing, receiving gross proceeds of approximately $1,480,000, through September 30, 1998.

     Since inception, OmniCorder has sold an aggregate of 202,396 shares of its common stock in a private placement for approximately $626,000, net of related expenses (the "Private Placement").

     In August 1998, OmniCorder sold an aggregate of $750,000 of its 10% Exchangeable Senior Bridge Notes (the "Bridge Notes") and warrants ("Bridge Warrants") to purchase up to 250,000 shares of common stock, receiving net proceeds of $602,500. The Bridge Notes are payable upon the earlier of February 28, 1999 (subject to extension by one day for each day after November 30, 1998 that OmniCorder fails to deliver to Cambridge a preliminary prospectus for its initial public offering (the "IPO")), or the closing of its IPO. The preliminary prospectus was delivered on December 15, 1998, thus causing the maturity date of the bridge notes to be the earlier of March 15, 1999 or the closing of the IPO. Interest will be paid in one balloon payment at maturity. The Bridge Notes can be converted into common stock at a price of $3.40 per share if Cambridge is unable to complete OmniCorder's IPO at a price of at least $8 per share, and OmniCorder decides not to proceed with an IPO. If the Bridge Notes are converted into common stock, the aggregate number of shares issuable upon exercise pursuant to the Bridge Warrants would be 125,000. The maturity of the Bridge Notes can also be extended to September 30, 1999, if Cambridge is unable to complete OmniCorder's IPO at a price of at least $9 per share and OmniCorder chooses not to complete the IPO. The maturity of the Bridge Notes can also be extended to the earlier of September 30, 1999, or the closing of the IPO upon consent of Cambridge and OmniCorder, if they agree to defer the IPO to a date no later than September 30, 1999.

     The net proceeds from the Private Placement and the sale of the Bridge Notes were used to fund OmniCorder's research and development (approximately $359,000), general and administrative (approximately $249,000) and legal expenses (approximately $179,000) and capital expenditures (approximately $57,000). OmniCorder's capital requirements in connection with its product development and marketing activities will be significant. OmniCorder will be dependent on the proceeds of the proposed offering of its common stock to complete the development of the DAT system and to bring the DAT System to market. Management believes that cash of $479,468 as of September 30, 1998, combined with anticipated net proceeds from the proposed offering, will be sufficient to support its operations for a period of 24 months after the offering. Management expects OmniCorder to generate revenue from the commercialization of the DAT system through license fees and patient encounter fees within approximately 12 months after the offering, assuming OmniCorder timely receives 510(k) clearance, which it expects to obtain in mid-1999. However, there can be no assurance that OmniCorder will be successful in completing the proposed offering or obtaining other additional financing or that it will be successful in commercializing the DAT System and related services, or that it will timely receive required FDA clearance.

     Should OmniCorder experience delays in generating revenues from the DAT System, additional capital may be required. There can be no assurance that additional capital will be available on terms acceptable to OmniCorder, or at all. Additional equity financing or equipment lease or other debt financing, if available, may include restrictive covenants, including financial maintenance covenants restricting OmniCorder's ability to incur additional indebtedness and to pay dividends. OmniCorder's failure to raise capital, or engage in equipment lease financing or other debt financing on acceptable terms when needed, could have a material adverse effect on its business, financial condition and results of operations.


Year 2000 Compliance Program

     OmniCorder has implemented a Year 2000 program to ensure that OmniCorder and its vendors' and business partners' computer systems and applications will function properly beyond 1999. OmniCorder has identified vendor and business partner software with which it electronically interacts, or from which it purchases supplies, and has requested Year 2000 compliance certifications. OmniCorder has received verbal assurance from those vendors and business partners that they and their respective suppliers are Year 2000 compliant. Although OmniCorder believes all of its systems are and will be Year 2000 compliant, there can be no assurances that all of OmniCorder's vendors' and business partners' systems will be Year 2000 compliant. OmniCorder's cost to comply with the Year 2000 initiative is not expected to be material.

                                   BUSINESS

Introduction

     Omnicorder, a Delaware corporation, is a development stage company, incorporated in 1997 to engage in the business of providing innovative screening services and clinical information for the early detection and management of breast cancer and other diseases. To date, OmniCorder has focused its business on the development of a new technique for the detection of breast cancer. This technique uses new patented sensor and diagnostic technology, under exclusive license to OmniCorder, combined with OmniCorder's proprietary diagnostic software, to precisely measure the variation in tissue physiology which occurs in the presence of cancer. The data collected during a five-ten minute examination period is analyzed using a patented process known as Dynamic Area Telethermometry(TM) or "DAT," which was developed by Professor Michael Anbar, one of the world's foremost authorities on biomedical applications of infrared imaging. The information derived by this process will be analyzed either in the physician's office or at information processing centers maintained by OmniCorder at major medical centers throughout the country, the results of which will then be provided to the physician.

     OmniCorder will rely upon various intellectual property to deliver its breast cancer screening and diagnostic services. OmniCorder will principally rely on a patent issued to Professor Michael Anbar relating to the detection of cancerous lesions and three related pending patents. The issued patent and the three related pending patents represent the diagnostic aspect of DAT, i.e., the method used to analyze data collected by the infrared cameras to determine the likelihood of cancerous tissue in the breast and surrounding areas. OmniCorder is the exclusive licensee of the Anbar Patent for all applications worldwide. See "Business -- Licensing and Patents -- The Anbar License Agreement" below.

     OmniCorder will also utilize infrared detector technology under exclusive licenses for certain biomedical applications from the California Institute of Technology's Jet Propulsion Laboratory and the Lockheed Martin Corporation, respectively. See the "Business -- Licensing and Patents -- Caltech License Agreement" and the "Lockheed Martin License Agreement" below.

     OmniCorder is negotiating a license for certain software from a third party. This software is intended to manage the data collected throughout OmniCorder's network of participating healthcare centers. This highly secure network will be designed to transmit encrypted information over the Internet or an intranet. OmniCorder believes that if this license is not successfully negotiated, alternatives are available to effect the required functions of this software. See "Business -- Information Network," below.

     OmniCorder believes DAT has significant advantages over x-ray mammography and other existing breast cancer screening modalities, including:

   o reliance upon detection of changes in blood flow distribution characteristics in the breasts, which occur early in a tumor's growth, rather than reliance upon detection of a calcified mass which generally forms 3-7 years after a tumor has been growing.

   o a significant reduction of false positives i.e, an indication by a screening modality of the existence of cancer when none in present, thus eliminating a large number of unnecessary surgical procedures known as biopsies in which tissue is removed by a needle or scalpel from the breast for pathological examination.

   o a significant reduction of false negative readings i.e., an indication by a screening modality that no cancer is present when cancer is present.

   o elimination of risks posed by irradiation of the breast in x-ray mammography, as well as elimination of discomfort, pain and/or bruising which can occur during the breast compression procedure used for x-ray mammography.

   o an approximate 25% to 50% cost-reduction per examination when compared with x-ray mammography. See "DAT's Efficacy" below.

The Current Incidence of Breast Cancer

     The American Cancer Society has published recent statistics showing that 1 in 9 women in the United States alone will develop breast cancer over their lifetime. The American Cancer Society estimates that in 1998 some 178,700 new cases of breast cancer will be diagnosed among women in the United States. An estimated 1,600 cases will be diagnosed among men. Breast cancer is the second leading cause of cancer death in women, exceeded only by lung cancer. It is the leading cause of cancer death among women aged 40 to 55. The American Cancer Society estimates that, in 1998, there will be about 43,900 deaths from breast cancer in the United States.

     Early detection of breast cancer can dramatically lower mortality rates and prolong life expectancy. Standard screening tests for early detection of breast cancer currently include breast self-examination, breast examination by a physician ("palpation"), and x-ray mammography.

     The American Cancer Society recommends that women older than age 40 undergo a palpation examination annually and that women aged 20 to 40 years have a palpation examination every 3 years. Unfortunately, by the time cancer is detected by palpation, the disease has often progressed to a very advanced stage requiring highly invasive treatment and resulting in high mortality rates.

     It is estimated that there are approximately 200 million women at risk for breast cancer, in the U.S. and Europe alone, who could benefit from x-ray mammography screening. However, only 25% to 35% of women make regular use of this screening modality. Reasons for this include the discomfort or pain associated with the procedure and fear of the effects of x-ray exposure. In addition, there is growing awareness among women that, beyond the pain and risk associated with x-ray mammography, the procedure does not always have high reliability.

     X-ray mammography generally attains sensitivity rates of 80% to 90% in women who do not have dense breast tissue, generally, post-menopausal women who are not receiving estrogen-related therapy, which means 10 to 20 women out of 100 in this group with cancer will receive a false negative test result. In pre-menopausal women, who generally have more dense breast tissue, sensitivity rates of x-ray mammography are 55% to 75%, which means that x-ray mammography will not detect cancer in 25 to 45 women out of 100 in this group.

     X-ray mammography will very often indicate the presence of cancer when there is no cancer present (a false positive). A positive finding on an x-ray mammogram has a predictive value of less than 30%. This means that fewer than 3 in every 10 biopsies done to confirm or rule out malignancy (cancerous breast tissue) for suspicious lesions detected in a mammogram will confirm malignancy. Therefore, more than 7 out of 10 of these surgical procedures could have been avoided if a more accurate screening method were used.


What is DAT and how does it Search for Cancer

     In 1995, Professor Michael Anbar patented the DAT method for the detection of cancer, which was the culmination of years of research pertaining to the biochemical behavior of cancerous lesions. The key component of Professor Anbar's theory is a chemical called nitric oxide ("NO"). NO is a fundamental chemical messenger which causes dilation of blood vessels. Until recently, little was known about the existence or behavior of this chemical. Professor Anbar was one of the first scientists to demonstrate the existence of native NO in humans and other mammals. Later, other scientists described the mechanism by which NO causes vasodilation. In 1998, these scientists were awarded the Nobel Prize for their work describing this mechanism. The understanding of how the NO mechanism works has many implications for commercial medical products. For example, the discovery of this mechanism led to the development of Viagra, an impotency drug. Professor Anbar incorporated the understanding of the NO mechanism in the DAT methodology.

   DAT is based upon the following principles:

   o All objects with a temperature above absolute zero (-459.69 F o ) emit black body radiation in the form of infrared radiation.

   o In living organisms, black body radiation emission is a function of regulation of tissue blood supply.

   o Regulation of blood supply is manifested by thermoregulation.

   o Thermoregulation is an essential physiological function and in normal tissue is controlled by the autonomic nervous system.

   o The autonomic nervous system regulates body temperature by controlling the distribution of blood, which is the primary heat exchange medium.

   o Early in the development of cancerous tissue, a locally active biochemical called Nitric Oxide is released by the cancerous tissue. Nitric oxide interferes with the normal autonomic nervous system control of the blood vessels of the surrounding tissue.

   o DAT differentiates between normal tissue behavior and the abnormal behavior exhibited by tissue surrounding cancerous growths which are under the control of nitric oxide generated by cancer cells.

     From 1995 to 1998, Professor Anbar developed a set of algorithms (a mathematical model) which forms the basis of OmniCorder's proprietary diagnostic software. This software, based on the above algorithms, was designed to enable the DAT System to analyze infrared emissions to detect the presence of cancer.

     DAT, in theory, detects a process which occurs early in the life cycle of a cancer. X-ray mammography relies upon the presence of a mass, which it can only detect later in the cycle of tumorous growths, 3-7 years, on average, after a tumor begins to grow. Because of this, OmniCorder believes that the principles on which DAT is based are more conducive to detecting cancer at an earlier stage of its development. In addition, because the biochemical process DAT detects is generated, in theory, only by cancer, and not by non-cancerous masses, OmniCorder believes DAT will be a more reliable indicator of the presence of cancer than x-ray mammography. Earlier, more accurate detection of breast cancer will significantly increase the chances for effective treatment.


Evolution of DAT Sensor Technology

     DAT has its roots in a rudimentary heat detection technique known as thermography, developed in the 1970s. Thermography generally refers to the use of infrared sensitive instruments or materials to detect the emission of infrared radiation. The simplest form of this technique used to detect breast cancer is contact thermography which works by placing temperature sensitive material in physical contact with a woman's breasts. The detection of variations in the color of the material is intended to highlight "hot spots" which could indicate the presence of cancer. This technique, however, can only detect differences in temperature of 2.0 degrees centigrade or greater.

     Non-contact, static camera detectors were developed later which provided an increase in temperature sensitivity. Cameras were also developed which began to allow for multiple "frames" of data to be received and analyzed. The development of the capability to analyze multiple "frames" of data, with greater temperature sensitivity, allowed for observation of smaller temperature changes in breast tissue over a period of time.

     However, it was not until 1996 when the California Institute of Technology's Jet Propulsion Laboratory developed a new camera technology known as QWIP (Quantum Well Infrared Photodetectors), that it became possible to detect minute temperature changes in breast tissue. This detector technology, which OmniCorder subsequently licensed for certain biomedical applications on an exclusive basis, permits a much higher sensitivity of measurement for changes in the temperature of breast tissue. The sensitivity of this detector technology, combined with the increased speed of data collection made possible by newly advanced camera technology, have together achieved a threshold which, for the first time, makes the DAT diagnostic process possible. This detector technology, originally developed for the Department of Defense's Ballistic Missile Defense Initiative (sometimes referred to as "Star Wars"), is 50 times more sensitive than previously available infrared detectors, and it can collect data ten times more rapidly than the best of previously available technology. These capabilities enable DAT to analyze temperature variations at over 100 frames per second and measure temperature differences of .001 degrees centigrade, a 2,000 times improvement in temperature sensitivity over contact thermography, an early version of a "heat-sensitive" screening tool. See "Business -- Licensing and Patents -- The Caltech License Agreement" below.


How the DAT System Will Be Delivered to the Public

     OmniCorder expects that DAT will be made available to the general public by providing the necessary combination of hardware, software and training comprising the DAT System to both specialists, such as radiologists, surgeons and oncologists, and select primary care providers. The DAT System will consist of an infrared camera, a customized computer workstation and other associated hardware, OmniCorder's proprietary analysis software and the training necessary to utilize the DAT System as a screening and diagnostic technique.

     OmniCorder intends to sell both exclusive and non-exclusive regional licenses for which the Provider Partner, generally hospitals, medical centers, health networks, clinics and group medical practices, will pay a one-time licensing fee. The licensing fee will depend on the specifications of the license, but will generally be $1.50 per person in the region, for the exclusive right, over a period of five years, to deliver the DAT System to that region. Lower fees will be charged for non-exclusive licenses. The license fee is anticipated to range from $500,000 to $1,500,000 depending on the population of the region and the terms of the license. All of the hardware and software provided as part of the DAT System, the cost of which will be included as part of the license fee, will remain OmniCorder's property. OmniCorder will maintain and upgrade the hardware and software as part of the license agreement.

     OmniCorder anticipates that the cost to the patient of the initial screening examination will be $50-$75. OmniCorder will receive, from the provider, approximately 50% of this amount for each screening examination. The balance of the fee will be retained by the provider. These fees may vary. By comparison, the average cost of an x-ray mammogram is approximately $100.

The Patient Encounter

     OmniCorder believes that, in addition to its anticipated superior detection capabilities, a strong advantage of the DAT System will be the enhanced patient experience. OmniCorder believes that the quality of the patient's experience will lead to greater participation in early breast cancer screening. OmniCorder believes that many women are reluctant to utilize x-ray mammography due to the pain or discomfort associated with it and their fear of x-ray radiation exposure. X-ray mammography requires a woman's breast to be compressed between two glass plates. This compression frequently causes discomfort, pain and/or bruising. In addition, each time a woman is exposed to x-rays in this manner, her risk of contracting cancer is increased.

     In contrast, the DAT examination does not require x-ray or other type of radiation. The DAT System relies on collecting information from infrared rays passively emitted from a woman's body. The process requires no breast compression and, in fact, is entirely non-contact. The partially disrobed woman is positioned with her chest in the field of view of the camera, 2-3 feet from the lens, and the camera begins to collect data for approximately 1 minute. The collected data is then analyzed in the physician's offices and the results are anticipated to be available within a few minutes for the physician to interpret. If the results generated by the DAT System indicate a possible area of concern, primary care physicians may, in their discretion, forward the results for analysis to a regional medical center which OmniCorder has designated as a "DAT Center of Excellence". The results will be transmitted through OmniCorder's information distribution network, or other confidential means of communication. See "Business -- Information Network" below. Medical specialists at these DAT Centers of Excellence will then review the results and discuss their interpretation with the primary care physician.

DAT's Efficacy

     The development of the DAT System is substantially complete. OmniCorder commenced, in September 1998, field trials that will test approximately 3,000 women for the presence of breast cancer. The testing is designed to validate the efficacy of the DAT System generally, and specifically, the efficacy of the DAT System compared with x-ray mammography and other modalities. The study is expected to be completed by October, 1999.

     In late 1997 and early 1998, OmniCorder conducted a limited study with 34 women comparing DAT to classic static (non-dynamic) thermal studies and other accepted clinical methods, including x-ray mammography. The study was conducted at the State University of New York at Buffalo using the first prototype system which is substantially less sensitive than the current improved prototype. The results of this limited field trial indicated that the DAT System exhibited fewer false positives than static thermography (4 versus 21). In addition, in 3 out of 34 cases, the DAT System determined that cancer existed in patients that were deemed negative by screening with x-ray mammography, and the DAT System's assessment in these cases was confirmed by biopsy. OmniCorder believes that the 3,000 women field test currently being conducted will establish the DAT System's efficacy as an adjunctive (supplemental) diagnostic screening method for the detection of breast cancer. Additional clinical tests will be necessary in connection with OmniCorder's Premarket Approval application, to be filed with the FDA to permit OmniCorder to market the DAT System on a stand-alone basis, i.e., one that does not need to be used together with an existing approved method. See "Business -- Government Regulation" below.

Licensing and Patents

     The acquisition and licensing of intellectual property integral to the DAT System is a critical aspect of OmniCorder's strategy. OmniCorder controls, through exclusive licensing agreements, the patents that protect the core diagnostic software and detection technology and other intellectual property upon which the DAT System is based. The principal agreements are as follows:

     Caltech License Agreement -- OmniCorder entered into an agreement in May, 1998, based on an option granted in September, 1997 (the "Caltech License Agreement") with the California Institute of Technology's Jet Propulsion Laboratory ("Caltech") pursuant to which OmniCorder was granted the exclusive license in the Field (as defined below) to exploit infrared radiation detection technology as embodied in certain pending patents and any U.S. or foreign patents or patent applications issuing therefrom relating to Quantum Well Infrared Photodetectors or "QWIP" (the "Caltech Technology"). The Caltech Technology was originally developed for earth/space science and weapon systems applications, by the joint effort of:

o The Jet Propulsion Laboratory.

o The Center for Space Microelectronics Technology.


o The National Aeronautic and Space Administration Office of Space Access and Technology.


o The Ballistic Missile Defense Organization/Innovative Science and Technology Office.

     Under its agreement with Caltech, OmniCorder has acquired an exclusive license for the worldwide use of the Caltech Technology in the field of detection of passively emitted infrared radiation from tissue, organs and organ systems for the generation of temperature related images (the "Field") for commercial medical and veterinary applications.

     The Caltech License Agreement provides OmniCorder with the rights to enter into agreements, including sublicenses, to exploit the Caltech Technology worldwide in the Field, on an exclusive basis, subject to payment of certain royalties for:

o revenues received by OmniCorder from licensed products and services, but not including revenues from sublicenses; and

o revenues received by OmniCorder from sublicenses other than those from related companies for the sale of licensed products and services, and those derived from the exclusive or nonexclusive regional licenses to health care providers. In exchange for this license, Caltech was issued 44,000 shares of OmniCorder's common stock. An additional 22,000 shares will be issued on each of the first and second anniversaries of the Caltech License Agreement (May 11, 1999 and May 11, 2000) unless OmniCorder terminates the Caltech License Agreement prior to the dates set forth above.

     OmniCorder is required to use reasonable commercial efforts to exploit the Caltech Technology. Under certain circumstances, Caltech may permit other parties to exploit the Caltech Technology, for specific applications or markets, if Omnicorder is not exploiting the specific application or market, and chooses not to do so after notification by Caltech that a third party is ready to do so. OmniCorder must pay Caltech a minimum royalty of $10,000 per year as a condition of this license, commencing in the period May 11, 1999 - May 11, 2000. OmniCorder is entitled to manufacture cameras utilizing the Caltech Technology in a manner of OmniCorder's choosing.

     Lockheed Martin License Agreement -- OmniCorder entered into an exclusive license agreement with the Lockheed Martin Corporation on September 18, 1998. Pursuant to this agreement, OmniCorder was granted an exclusive, worldwide license to exploit all biomedical applications of certain enhanced infrared detector technologies known as Enhanced Quantum Well Infrared Photodetectors ("EQWIP"). These technologies enhance the sensitivity of the Caltech Technology. The EQWIP technology is protected by a patent owned by Lockheed Martin Corporation. OmniCorder also has been licensed the same rights with respect to patent filings on the Lockheed Martin technology in Canada, Norway, Japan, France, Germany and Great Britain. In order to maintain exclusivity, OmniCorder is subject to a number of milestones it must meet relating to royalty generation, development of markets and territories, utilization of the EQWIP technology in certain percentages of OmniCorder's installed base of diagnostic equipment and required levels of royalty generating installations. However, OmniCorder does not believe that a loss of exclusivity under this Agreement would result in a material adverse effect on it. Under certain circumstances, Lockheed Martin may permit other parties to exploit the Lockheed Martin technology for specific applications or markets, if Omnicorder is not exploiting the specific application or market, and chooses not to do so after notification by Lockheed Martin that a third party is ready to do so. OmniCorder must also utilize the Lockheed Martin technology in at least 10% of its DAT System installations as a condition of continuation of the license.

     OmniCorder has agreed to pay Lockheed Martin Corporation a royalty on revenues it derives from utilization of the EQWIP technology. OmniCorder has also agreed to license back to Lockheed Martin Corporation any improvements it makes to the EQWIP technology for uses in which OmniCorder does not retain exclusivity. Under certain conditions, OmniCorder may sublicense its rights to develop specific territories and markets to third-parties, subject to consent of Lockheed Martin Corporation. OmniCorder is entitled to exclusively utilize any improvements to the EQWIP technology developed by Lockheed Martin Corporation. OmniCorder is permitted to employ a manufacturer of its choosing to manufacture cameras incorporating the EQWIP technology.

     Anbar License Agreement -- In March 1997, OmniCorder entered into an option agreement with Professor Michael Anbar pursuant to which it could acquire the exclusive worldwide right to exploit the Anbar Patent, subject to certain research funding requirements being met. The Anbar Patent is entitled "Detection of cancerous lesions by their effect on the periodic modulation of perfusion on the surrounding tissue." This patent describes the disease related physiological processes which occur in the presence of cancerous tumors, as well as the method by which DAT analyzes radiation emitted by tissue surrounding cancerous tumors.

     In February 1998 OmniCorder achieved the requisite financing which was necessary to execute the Anbar License Agreement. In March 1998, OmniCorder funded the required research budget and released 440,000 shares of previously reserved common stock to Professor Anbar. OmniCorder was also assigned certain related pending patents. Pursuant to the Anbar License Agreement, OmniCorder is obligated to pay Professor Anbar a royalty of $300 for each DAT System installed at a client site.

     OmniCorder funded a research and development budget which is being used by Professor Anbar to support OmniCorder's activities, with respect to the DAT System, through the UB Foundation at the State University of New York at Buffalo ("S.U.N.Y. Buffalo"). The arrangement was structured to minimize costs to OmniCorder and to provide for an accredited academic environment in which to conduct the research. The original budget consisted of a cash grant of $550,000, any residuals of which revert to OmniCorder upon Anbar's resignation from S.U.N.Y. Buffalo and the use of a research camera device. This grant was reduced to $495,000 inclusive of $100,000 previously provided by OmniCorder (see "Management -- Employment Agreements"). As of September 30, 1998, approximately $256,000 of the research budget is remaining which is expected to be utilized by March 1999. All intellectual property or devices or discoveries arising out of this research are OmniCorder's sole property.

Information Network

     OmniCorder is negotiating a software license agreement with a third party, pursuant to which it and participating healthcare providers will be able to collect, distribute and process comparative case histories on patients who have been analyzed by the DAT System. The software is designed to enable the delivery of relevant information by highly secure, encrypted transmissions over the Internet or an intranet. OmniCorder will pay royalties to the licensor under this agreement. While this information distribution network is intended to support the delivery of the DAT System initially, OmniCorder anticipates that it may form the basis of a general purpose electronic patient record and may open an additional field of commercial endeavor for OmniCorder at a future date. OmniCorder believes that if this license is not successfully negotiated, alternatives are available to effect the required functions of this software. OmniCorder anticipates that this software will not be utilized in the initial commercialization of the DAT System, but rather after the DAT System has established a substantial user base. Until this network is deployed, other readily available confidential means of communication will be utilized to transmit relevant information between healthcare providers and medical centers designated by OmniCorder.

Government Regulation

     FDA Regulation. OmniCorder's products and manufacturing activities are subject to regulation by the FDA and by other federal, state, local, and foreign authorities. Pursuant to the Food, Drug and Cosmetic Act and the regulations promulgated thereunder, the FDA regulates the development, clinical testing, manufacture, packaging, labeling, storage, distribution and promotion of medical devices. Before a new device can be introduced into the market, the manufacturer must generally obtain marketing clearance through a 510(k) notification or approval through a Premarket Approval.


     OmniCorder believes, but there can be no assurance that the DAT System should receive 510(k) clearance under Section 510(k) which would permit the DAT System to be used as an adjunct (supplemental) screening/diagnostic service to existing FDA cleared or approved screening/diagnostic methods. If a 510(k) clearance is granted, OmniCorder will then begin marketing the DAT System as an adjunctive (supplemental) method for the screening and diagnosis of breast cancer. In parallel, OmniCorder intends to commence Premarket Approval clinical trials to demonstrate the safety and effectiveness of the DAT System as a stand-alone breast cancer screening modality, i.e., one that does not need to be used together with an existing approved method. The Premarket Approval process is discussed below. There can be no assurance that OmniCorder will receive 510(k) clearance to market the DAT System as an adjunctive (supplemental) system under either Section 510(k) of the Food, Drug and Cosmetic Act or approval to market the DAT System as a stand-alone diagnostic screening system under the Premarket Approval process or as to the timing of the grant of any such approvals. See "Risk Factors -- OmniCorder does not yet have required FDA approval to market the DAT System and must continue to comply with FDA and other regulatory standards."

     OmniCorder submitted its 510(k) for the DAT System on February 1, 1999. The average total time for clearance is between 90-120 days. OmniCorder is currently conducting a 3,000 women field test intended for completion by the fourth quarter of 1999. If the FDA finds the DAT System substantially equivalent to an existing legally marketed device, thus permitting it to be marketed as an adjunct (supplemental) screening/diagnostic device, OmniCorder intends to use the field test to help promote the sale of the DAT System as an adjunct (supplemental) method for the screening and diagnosis of breast cancer. However, the FDA may request additional information to demonstrate substantial equivalence, including clinical information. If the agency requests clinical data, OmniCorder anticipates submitting the results of the field test to the FDA. When additional information is submitted to the FDA, the agency will often restart the submission review clock. This is particularly true when the additional information includes clinical data.


     Classification of Medical Devices. In the United States, medical devices intended for human use are classified into three categories, Class I, II, or III, on the basis of the controls deemed reasonably necessary by the FDA to assure their safety and effectiveness. Class I devices are subject to general controls, for example, labeling, premarket notification under Section 510(k), unless exempt, and adherence to the FDA's Good Manufacturing Practices regulations. Class II devices are subject to general and special controls, for example, performance standards, postmarket surveillance, patient registries, and FDA guidelines. Class III is the most stringent regulatory category for medical devices. Class III devices are those which are subject to premarket approval requirements and are intended to require, or must require, an FDA approval of their safety and effectiveness prior to marketing.

     Class III devices include, for example, devices which are life-sustaining, life-supporting or implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices.

     Breast cancer screening devices that use infrared detection instrumentation, such as that used in the DAT System, which are intended to be used by physicians as an adjunct (supplement) to other established clinical detection methods for breast disease, are currently classified as Class I devices, requiring clearances under Section 510(k) before marketing. Such devices that are intended for stand-alone use, i.e., for use as a sole diagnostic screening tool for detection of breast cancer, are classified as Class III devices, requiring Premarket Approval before marketing.

     510(k) Clearance. The FDA will clear a device under section 510(k) if the submitted information establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or II medical device, or to a Class III medical device for which the FDA has not yet called for a Premarket Approval application. Commercial distribution of a device for which a 510(k) notification is required can begin only after the FDA issues an order that the device is substantially equivalent to a device that is legally marketed and not subject to a Premarket Approval requirement. The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, in which case a Premarket Approval will be required to market the device, unless additional information can be submitted to support a substantial equivalence determination, or the FDA, pursuant to a request from a 510(k) submitter, makes a risk based determination that a not substantially equivalent device can be classified into Class I or II. An FDA request for additional data could require that clinical studies of the device's safety and effectiveness be performed.

     Premarket Approval. A Premarket Approval application must be filed and approved before a device can be marketed if a proposed device is not substantially equivalent to a legally marketed device or if it is a pre-amendments Class III device, i.e., a device in commercial distribution prior to May 28, 1976, for which the FDA has called for Premarket Approvals. A Premarket Approval application must be supported by valid scientific evidence, which typically includes extensive data, including pre-clinical and clinical trial data, to demonstrate the safety and effectiveness of the device. Notwithstanding the 510(k) and Premarket Approval pathways to the marketplace, if human clinical trials of a device are required, and the device presents a "significant risk," the sponsor, usually the manufacturer or the distributor of a device, must obtain FDA approval of an Investigational Device Exemption application prior to commencing human clinical trials. If the device is an "non-significant risk" device under the FDA's regulations, i.e., it is not a "significant risk" device, a sponsor may begin clinical trials after obtaining approval, based on the study and related matters, by one or more Institutional Review Boards, who are in compliance with 21 C.F.R. Part 56, which contains the regulatory requirements for Institutional Review Boards, without FDA approval. However, the FDA can challenge an Institutional Review Board determination to permit such a study and require agency approval of investigational device clinical research. Sponsors of clinical trials are permitted to charge for devices distributed in the course of a study provided such charges do not exceed recovery of the costs of manufacture, research, development and handling. However, devices for distribution under an Investigative Device Exemption may not be commercialized, i.e., promoted as safe or effective, sold for profit or used beyond legitimate research needs.

     Changes in Approved Devices. The Food, Drug and Cosmetic Act requires device manufacturers to obtain new FDA 510(k) clearance when there is a major change or modification in the intended use of a legally marketed device or a change or modification, including product enhancements, and, in some cases, manufacturing changes, to a legally marketed device that could significantly affect its safety or effectiveness. Supplements for approved Premarket Approval devices are required for device changes, including some manufacturing changes, that affect safety or effectiveness. For devices marketed pursuant to 510(k) determinations of substantial equivalence, the manufacturer must obtain FDA clearance of a new 510(k) notification prior to marketing the modified device; for devices marketed with Premarket Approval, the manufacturer must obtain FDA approval of a supplement to the Premarket Approval prior to marketing the modified device.

     Good Manufacturing Practices and Reporting. The Food, Drug and Cosmetic Act requires device manufacturers to comply with Good Manufacturing Practices regulations. A new set of regulations, called the Quality Systems Regulations, went into effect June 1, 1997. The regulations require that medical device manufacturers comply with various quality control requirements pertaining to design controls, purchasing contracts, organization and personnel, including device and manufacturing process design, buildings, environmental control, cleaning and sanitation; equipment and calibration of equipment; medical device components; manufacturing specifications and processes; reprocessing of devices; labeling and packaging; in-process and finished device inspection and acceptance; device failure investigations; and recordkeeping requirements including complaint files. The FDA enforces these requirements through periodic inspections of medical device manufacturing facilities. In addition, a set of regulations known as the Medical Device Reporting regulation obligates manufacturers to inform the FDA whenever information reasonably suggests that one of its devices may have caused or contributed to death or serious injury, or when one of its devices malfunction and, if the malfunction were to recur, the device would be likely to cause or contribute to a death or serious injury.

     Labeling and Advertising. Labeling and promotional activities are also subject to scrutiny by the FDA. Among other things, labeling is violative of the law if it is false or misleading in any respect or it fails to contain adequate directions for use. Moreover, any labeling claims that exceed the representations either approved or cleared by the FDA will violate the Food, Drug and Cosmetic Act.

     OmniCorder's product advertising is also subject to regulation by the Federal Trade Commission under the Federal Trade Commission Act, which prohibits unfair methods of competition and unfair or deceptive acts or practices in or affecting commerce, as well as unfair or deceptive practices such as the dissemination of any false advertisement pertaining to medical devices. Under the Federal Trade Commission's "substantiation doctrine," an advertiser is required to have a "reasonable basis" for all product claims at the time the claims are first used in advertising or other promotions.

     Export Requirements. Products for export are subject to foreign countries' import requirements and the FDA's exporting requirements. The introduction of OmniCorder's products in foreign markets may subject it to foreign regulatory clearances, which may impose additional substantial costs and burdens. The regulatory review process varies from country to country. Many countries impose product standards, packaging and labeling requirements and import restrictions on devices. In addition, each country has its own tariff regulations, duties, and tax requirements.

     In addition to the import requirements of foreign countries, OmniCorder must also comply with United States laws governing the export of products regulated by the FDA. Devices that have obtained 510(k) clearance or Premarket Approval and comply with the law in all other respects may be exported without further FDA authorization. However, foreign countries often require, among other things, an FDA certificate for products for export ("CPE"). To obtain this certificate, the device manufacturer must certify to the FDA that the product has been granted clearance or approval in the United States and that the manufacturing facilities appeared to be in compliance with Good Manufacturing Practices regulations at the time of the last FDA inspection.

     Under the FDA Export Reform and Enhancement Act of 1996, an unapproved Class III device, a device subject to an Investigative Device Exemption, or a banned device may be exported to any country if the product complies with the laws of that country and has valid marketing authorization in one of the following countries or authorities: Australia, Canada, Israel, Japan, New Zealand, Switzerland, South Africa, the European Union, or a country in the European Economic Community ("EEC") if the device is marketed in an EEC county or authorized for general marketing in the EEC. The FDA is authorized to add countries to this list in the future. Further, a device may be exported under this provision only if, among other things, it is not adulterated, accords to the specifications of the foreign purchaser, complies with the laws of the importing country, is labeled for export, is manufactured in substantial compliance with Good Manufacturing Practices regulations or recognized international standards, is not sold in the United States, and meets other conditions.

     Another pathway to export an unapproved Class III device for which a Premarket Approval would be required to market the product in the United States is to satisfy the following requirements:

     o the device accords to the specifications of the foreign purchaser;

     o the device is not in conflict with the laws of the country to which it is intended for export;

     o the device is labeled that it is intended for export;

     o the device is not sold or offered for sale in domestic commerce; and

     o the FDA determines that the exportation of the device is not contrary to the public health and has the approval of the country to which it is intended for export. Compliance with these requirements will permit export to countries where marketing authorization from a listed country or authority is not obtained.

     Fines and Penalties for Noncompliance. OmniCorder's failure to comply with applicable FDA regulatory requirements could result in, among other things, Premarket Approval withdrawal, recission of a 510(k) clearance, injunctions, product withdrawals, voluntary or mandatory patient/physician notifications, recalls, product seizures, civil penalties, fines, and criminal prosecutions. In addition, the Federal Trade Commission has a variety of processes and remedies available to it for enforcement, both administratively and judicially, including compulsory process, cease and desist orders, and injunctions. Federal Trade Commission enforcement can result in orders requiring, among other things, limits on advertising, corrective advertising, consumer redress, divestiture of assets, rescission of contracts, and such other relief as may be deemed necessary. Violation of such orders could result in substantial financial or other penalties. Any such action by the FDA or the Federal Trade Commission could materially adversely affect OmniCorder's ability to successfully market its products.

     Franchising. As noted above, OmniCorder intends to bring the DAT System to the market through a series of exclusive and non-exclusive regional licenses through which licensees (generally hospitals, medical centers, health networks, clinics and group medical practices) will pay a licensing fee in return for a limited license to use (but not acquire) all of the hardware and software which constitute a part of the DAT System (see "Business -- How DAT Will Be Delivered to the Public").

     OmniCorder's distributional program may or will fall within the embrace of federal and state franchise and/or "business opportunity" laws, rules and regulations. These laws, rules and regulations variously require OmniCorder's registration as a franchisor/licensor/business opportunity grantor; the preparation, registration and dissemination to prospective licensees of an offering circular which, among other things, will set forth in detail the background and experience of OmniCorder and its management, the terms of the license being offered, OmniCorder's financial statements, and any contracts which may or will be entered into with licensees during the course of the license relationship; the filing of all advertising, promotional and marketing materials utilized by OmniCorder to attract licensees and influence their determination to enter into license agreements with OmniCorder; the registration of all employees or third parties who may or will be involved in the offer and granting of OmniCorder's licenses. These laws, rules and regulations, to the extent applicable, will circumscribe the representations which OmniCorder and its representatives may make when offering licenses.

     Further, certain franchise and/or business opportunity laws will govern aspects of OmniCorder's relationships with its licensees, including (without limitation): the circumstances under which a license granted by OmniCorder may or may not be terminated; the circumstances under which a license granted by OmniCorder must, or need not be, renewed; limitations on the number of licenses which OmniCorder may grant within any geographic area; prohibitions on OmniCorder discriminating among similarly situated licensees; and, under certain such laws, a requirement that OmniCorder repurchase certain equipment and supplies from licensees upon termination or non-renewal of their licenses. OmniCorder believes, but there can be no assurance, that such laws and regulations will not materially adversely impact OmniCorder's business as currently contemplated.

     OmniCorder intends to fully comply with all federal and state franchise and/or "business opportunity" laws, rules and regulations which may or will apply to OmniCorder's distributional program. The process of obtaining franchise and/or business opportunity law registrations nationwide typically is accomplished within three (3) months following the submission of registration applications to the various franchise-regulating authorities, and will require the expenditure of funds both for counsel and registration fees. OmniCorder believes, but there can be no assurance, that OmniCorder can secure and maintain in effect all necessary franchise and/or business opportunity registrations required by law.

     Noncompliance with these franchise and/or business opportunity laws can result in, without limitation, government prosecutions (criminal and/or civil) seeking, without limitation, injunctions or "stop orders" prohibiting OmniCorder from granting any licenses in any or all franchise and/or business opportunity law jurisdictions; significant fines and other civil penalties; imprisonment; seizure of all funds acquired by OmniCorder through the sale of licenses other than in compliance with law, along with all other funds with which such license funds have been commingled; and, civil prosecutions seeking restitution for OmniCorder's licensees and/or rescission of their license agreements. Further, in the event of non-compliance, certain franchise and/or business opportunity laws confer upon licensees private rights of action through which they may seek to recover from OmniCorder actual and punitive damages; rescission; restitution; and, attorneys' fees. Under some of these laws, treble damages may be awarded to licensees. Should OmniCorder fail to comply in all respects with the requirements of federal and state franchise laws, rules, regulations such that the foregoing public and private remedies are sought and obtained, then this may or will have a material adverse effect on OmniCorder's business, financial condition and results of operations.

Competition

     The DAT System will be compared with existing screening and diagnostic modalities to first determine its efficacy as an adjunct (supplement) to existing methods and, eventually, as a stand-alone (sole) tool for the diagnostic screening of breast cancer. A screening modality is one which tests a large number of women with no prior suspicion of disease. Important features of an effective screening technology include low cost and speed of the test procedure. Diagnostic modalities are used to detect disease in patients for which there is a suspicion of the existence of disease. A diagnostic test can be substantially more expensive and labor intensive than a screening test and still be considered a cost-effective procedure. The DAT System is designed to be both a screening and a diagnostic modality. The principal existing modalities are as follows:

   o Self examination. Self examination of breast performed by patient can only detect palpable lumps and is limited by the relative abilities of the woman performing the examination.

   o Palpation. Palpation is a physical examination of the breast by a physician. Palpation can generally only detect palpable lumps, which indicates an advanced stage of cancer.


   o X-Ray Mammography. X-ray mammography is the most prevalent screening method currently in use in the United States for the detection of breast cancer, aside from self examination and palpation. Its efficacy is based upon its ability to detect calcified masses which, in certain cases, can indicate the presence of breast cancer. X-ray mammography requires x-ray irradiation of the breast as well as the often painful physical pressing of the breast between two glass plates in order to obtain the necessary images. Despite the above inadequacies, and despite the very substantial questions about the ability of x-ray mammography to effectively detect breast cancer in many circumstances (especially in younger women with dense breast tissue), its current popularity is such that any new modality will be measured against it. The average x-ray mammography screening examination costs approximately $100. See "Risk Factors -- OmniCorder's ability to generate revenues depends on whether health care providers adopt the DAT System as a tool to detect breast cancer."


   o Ultrasound. Ultrasound complements mammography and in some female age groups it images better than mammography because it defines dense breasts and cystic breasts effectively. Ultrasound, like x-ray mammography, detects calcified masses and cysts. An ultrasonic transducer (probe) utilizes sonic beams reflected by varying breast tissue types and sends reflected echoes to a capture device in the transducer for conversion into a digitized image of the breast. Complete assessment and diagnosis requires a diagnostic mammogram in conjunction with the ultrasound study. A typical ultrasound study costs approximately $200. The entire diagnostic procedure, which also requires an x-ray mammogram, costs approximately $300.

   o Magnetic Resonance Imaging. MRI records axial views of the body as it passes through a tunnel-like device or rings, housing a powerful magnetic field and surface radio frequency ("RF") coils. MRI detects different tissue characteristics and changes in blood distribution, by observing the effects of a magnetic field on the body's tissue. MRI is expensive compared to standard film-screen mammography (in excess of $800) and its use is generally limited to precisely identifying the location of tumors detected by other screening modalities for the purpose of biopsy or excision.

     A number of companies utilizing different technologies have emerged recently and are attempting to exploit the weaknesses of established screening modalities. OmniCorder believes, however, that these other companies employ less effective technologies than the DAT System.

     One such company is planning to provide services using older, and in OmniCorder's opinion, less sophisticated and effective detector technology which is prone to environmental interference, unlike technology utilized by OmniCorder. Because this method collects images over time, the methodology is similar to OmniCorder's but, in management's opinion, relies on methods of analysis that are more likely to produce inaccurate results due to the subjective nature of the data analysis. OmniCorder believes that this company's methodology may infringe upon the Anbar Patent, but OmniCorder has not determined whether it will take legal action with respect to this possible infringement. This company has not yet received FDA approval for marketing its product.

     Another company markets a breast cancer screening technology involving early heat detection technology, which OmniCorder believes detects a tumor only in an advanced stage, after it is a palpable lump. Its advantage over x-ray mammography is that it does not use radiation or breast compression. This technology is at least twenty-five years old (its U.S. patent expired in February 1997) and represents the type of subjective and non-repeatable applications of early static thermography which are generally deemed ineffective by the American Medical Association and many clinicians and scientists. Despite these weaknesses, this company has recently begun distribution of its product under 510(k) market clearance.

     A third company utilizes a method which targets the same calcified structure as x-ray mammography, and involves subjective analysis of image data, which makes it unlikely to provide better results than the x-ray method. It has an advantage, over x-ray, however, in that it does not use ionizing radiation and does not require breast compression. This company requires a Premarket Approval as an adjunct modality before it can begin to market its product.

     A fourth company is a recent start-up. According to the information available to OmniCorder, this company's method requires breast compression followed by laser illumination. This makes the method very similar to the method described in the above paragraph but with the addition of breast compression, which may or may not impact efficacy. This company will require a Premarket Approval to market its device as an adjunct. This company has not begun marketing its technology.

     Another company has recently developed a technique for detecting breast cancer by measuring the changes which occur in the skin surface's electrical resistance. This technique does not require ionizing radiation or breast compression. The method is also operator intensive and dependent on the operator's skills. It will require a Premarket Approval before being marketed in the U.S. There are efforts being made to market this process in Europe.

     OmniCorder believes that a comparison of the benefits and detriment of the above modalities can be illustrated as follows:



-----------------------------------------------------------------------------------------------------------------
      Modality        Cost/Test       Pros                         Cons
-----------------------------------------------------------------------------------------------------------------
 X-Ray Mammography    $     100       o Widely available and       o High operator dependence;
                                      accepted.                    o Fear of ionizing radiation;
                                                                   o Breast compression;
                                                                   o High false positive rate;
                                                                   o Significant false negative rate, especially
                                                                   among younger women;
                                                                   o Limited to hospitals and large clinics due
                                                                   to the expense of the infrastructure
                                                                   requirements.
-----------------------------------------------------------------------------------------------------------------
 Ultrasound           $150-$200       o No radiation;              o High operator dependence;
                                      o No breast compression;     o Time intensive procedure;
                                      o Better than x-ray with     o Limit use to diagnostic applications.
                                      dense breast tissue.
-----------------------------------------------------------------------------------------------------------------
 MRI                  $     800+      o No radiation;              o High operator dependence;
                                      o No breast compression;     o Time intensive procedure;
                                      o Potentially more           o Limit use to diagnostic applications;
                                      sensitive and specific       o Limited to hospitals and specialty clinics
                                      than x-ray.                  due to the expense of the equipment and
                                                                   infrastructure requirements.
-----------------------------------------------------------------------------------------------------------------
 Thermography         $ 50-$100       o No radiation;              o High operator dependence;
                                      o No breast compression.     o High false positive rate.
-----------------------------------------------------------------------------------------------------------------
 Laser                $100-$200       o No ionizing radiation;     o High operator dependence;
 Transillumination                    o No breast compression.     o Relies on structural defects similar to
                                                                   x-ray mammography;
                                                                   o Experimental.
-----------------------------------------------------------------------------------------------------------------
 Skin Surface         $100-$200       o No radiation;              o High operator dependence;
 Electropotential                     o No breast compression.     o Time intensive procedure;
                                                                   o Limit use to diagnostic applications;
                                                                   o Experimental.
-----------------------------------------------------------------------------------------------------------------
 Dynamic Area         $  50-$75       o No radiation;              o Experimental.
 Telethermometry                      o No breast compression;
 (DAT)                                o Expected higher
                                      sensitivity;
                                      o Expected higher
                                      specificity than x-ray;
                                      o Not a time intensive
                                      procedure (only 5-10
                                      minutes);
                                      o Expected to be effective
                                      in both screening and
                                      diagnostic applications.
-----------------------------------------------------------------------------------------------------------------

Marketing

     OmniCorder's marketing strategy is geared towards taking advantage of current healthcare trends and is intended to be implemented in two distinct phases:

   o the Pilot Phase, which OmniCorder expects to be completed within approximately 9 months after the offering; and

   o the Rollout Phase, which follows the Pilot Phase.


Trends in the Healthcare Industry

     In general, the two forces driving the healthcare market are the desire to reduce costs and the public's demand for the most technologically advanced healthcare. These forces have created the following trends:

   o Increasing costs of delivered services. Although the double digit increases in healthcare expenditures seen in the late 1980s and early 1990s have moderated, healthcare costs continue to rise at a rate greater than the Consumer Price Index.

       OmniCorder believes that the DAT System will reduce overall costs of breast cancer screening and diagnosis by:

     o reducing the screening fee (versus x-ray mammography);

     o reducing false positives, thereby reducing the costs entailed in unnecessary surgical biopsies; and

     o reducing false negatives, resulting in earlier detection, and associated reduction in cost of treatment (as well as improved patient outcome).

     o Quantifiable Information. Quantifiable information yielding sufficient proof of adequate early detection is a critical component of preventive care. 58.7% of consumers are enrolled in a managed care plan and 83.3% of managed care plans report the use of disease management programs. Quantifiable data, demonstrating the efficacy of a disease detection program, are a critical component in a managed care plan's adopting a screening service as part of a disease management program. OmniCorder believes that it will be able to quantify the increased accuracy of the DAT System versus other screening modalities, thus permitting managed care plans to incorporate the DAT System into their disease detection programs.

   o Risk Shifting. In a recent trend in the healthcare industry managed care plans are shifting more risk onto physicians and hospitals for the cost of patient care. This risk shifting is being implemented by a process known as capitation, in which physicians and hospitals are required by the managed care plan to absorb all costs relating to a patient's care for a fixed price, as opposed to billing on a per service basis. The DAT System, by increasing early detection capabilities, is intended to be promoted as a risk reduction tool for physicians and hospitals participating in managed care plans.

   o Increased Information to Consumers. The Internet and other media sources have created a much more educated healthcare consumer. The increased awareness brought about by the greater availability of information has driven the demand for new technologies for both diagnosis and treatment of disease, as the limitations of older technologies become more widely known. OmniCorder believes the DAT System's advantages will address the dissatisfaction with older technologies because of its enhanced detection capabilities and more favorable patient experience.

Pilot Phase

     The Pilot Phase of OmniCorder's marketing strategy will consist of the beta testing of the DAT System at up to six well-recognized institutional healthcare providers as part of the 3,000 women field test currently underway. These centers include the State University of New York at Buffalo affiliated hospitals/Millard Fillmore Hospitals and Buffalo General Hospital, and are anticipated to include The State University of New York at Stony Brook, The Strang Cancer Center in New York City, Dana Farber Medical Center, the Memorial Sloan-Kettering Hospital in New York City and others. In parallel with this field test, OmniCorder will attempt to solicit the beta-site health centers to become regional licensees. Data collected during the Pilot Phase will be the foundation for the Rollout Phase as discussed below.

     During the Pilot Phase, OmniCorder will focus its efforts on utilizing traditional broad-based media to disseminate news related to the utilization of the DAT System at the beta-sites.

     In addition, during this Phase, the focus on primary caregivers, such as physicians and nurses, will be education oriented, disseminating the results of the beta-testing and information regarding the DAT System generally. This information will be disseminated primarily through direct mail, Internet and small informational peer-to-peer gatherings. The objective during the Pilot Phase will be to facilitate referrals from physicians to potential regional licensees and to build awareness of the DAT System.

Rollout Phase

     During the Rollout Phase, OmniCorder intends to disseminate the data collected and analyzed during the Pilot Phase. This data will be the foundation for a science-based, education oriented marketing and sales campaign. OmniCorder intends to focus on the Northeast initially with expansion to major population centers in the United States.

     OmniCorder intends to initiate direct selling efforts with integrated healthcare delivery networks, with the goal of securing additional regional license agreements. These providers will be furnished with documentation and graphic presentations to communicate OmniCorder's overview and mission, product and service descriptions, business model and benefits to participating organizations.

     OmniCorder intends to contact managed care organizations affiliated with its regional licensees to secure reimbursement agreements. OmniCorder intends to employ cost-benefit analysis to demonstrate the advantages of the DAT System compared with other diagnostic methods, to convince managed care organizations to cover the cost of this screening.

     OmniCorder intends to build relationships with professional and consumer healthcare organizations, such as the American Cancer Society, the American Medical Association, the Karen Komen Society and the "One in Nine" Society. A press kit will be developed and distributed in order to establish contact with these organizations and to explore information-sharing opportunities. Ultimately, OmniCorder expects it will earn an endorsement from one or more of these organizations.

     OmniCorder intends to disseminate information to physicians through direct selling efforts, primarily through direct mail, a feature-rich Internet site and informational gatherings. Outreach efforts will be made in conjunction with regional licensees to secure the participation of physicians in the delivery of the DAT System.

     Finally, OmniCorder intends to address consumers through a variety of approaches. OmniCorder's Internet site will be a primary source for consumer information. OmniCorder intends to employ a public relations campaign through advertisement in premier women's magazines with articles placed in key issues (particularly emphasizing breast cancer awareness). Additionally, consumer health related websites will be contacted and opportunities for education and information sharing explored, with the objective to promote awareness among consumers of the DAT System.

Other DAT Applications

     OmniCorder believes that DAT technology may have additional applications beyond breast cancer, such as in the detection of melanoma and diabetes. These applications may provide additional opportunities for commercialization. OmniCorder may focus on other applications after its efforts to commercialize DAT for breast cancer screening and management.

Suppliers

     OmniCorder utilizes infrared cameras which are custom manufactured by various suppliers. OmniCorder has identified at least two such suppliers which it believes will be in a position to satisfy its anticipated requirements for infrared cameras. OmniCorder will also utilize network software which it is currently negotiating a license to procure. OmniCorder anticipates that any other required supplies and components will be readily available and will not require high-cost specialty design and production.

Employees

     As of closing of the offering, OmniCorder expects to employ eight employees and retain four outside consultants, six of whom are anticipated to be officers. None of the employees are represented by a collective bargaining agreement and management believes it has good relations with its employees.

Facilities

     OmniCorder's principal offices are located at 25 E. Loop Road, Stony Brook, New York 11790. Such offices are leased by OmniCorder under a one-year lease from the Long Island High Technology Incubator, commencing February 1, 1998. The lease includes office space, conference rooms and other areas and shared office services. Annual rent payments are $1,750 for the first year. OmniCorder is currently negotiating a lease for additional premises of approximately 1,500 square feet located in Long Island and Manhattan. The offices will be connected to each other and other communications networks by fiber-optic cable, and with total rent payments of approximately $30,000 per year.

Legal Proceedings

     There are no legal proceedings pending or, to OmniCorder management's knowledge, threatened against OmniCorder.

Available Information

     OmniCorder has filed with the Securities and Exchange Commission in Washington, D.C. a registration statement on Form SB-2 of which this prospectus is a part under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made. Statements made in this prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or other document. With respect to each such contract, agreement or other document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved. The registration statement (including the exhibits thereto) filed by OmniCorder with the commission may be inspected and copied at the public reference facilities maintained by the commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 (1800-SEC-0330) and will also be available for inspection and copying at the regional offices of the commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The commission also maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the commission, including the registration statement and exhibits. The website address is http://www.sec.gov.

     Upon the effectiveness of the registration statement, OmniCorder will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, will file reports, proxy and information statements and other information with the commission. Such reports, proxy and information statements and other information can be inspected and copied at the addresses set forth above. OmniCorder prepares its financial statements using year ended December 31. OmniCorder intends to furnish its shareholders with annual reports containing consolidated financial statements audited by its independent certified public accountants and with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year.

     Omnicorder is a Delaware corporation incorporated in February 1997. OmniCorder's principal executive offices are located at 25 E. Loop Road, Stony Brook, New York 11790-3350 and its telephone number is (516) 444-6499.

                                  MANAGEMENT



            Name               Age                            Position
---------------------------   -----   --------------------------------------------------------
Mark A. Fauci .............    39     Chairman of the Board of Directors, President and Chief
                                      Executive Officer
Kevin McQuade .............    50     Director, Chief Financial Officer
Paul C. Rabbiner ..........    63     Director, Interim Vice President, Sales
Irving Price ..............    64     Director
James Hayward .............    45     Director
Richard A. Lippe ..........    60     Director
Michael Anbar .............    71     Chief Scientist, Research and Development Consultant
Tamara R. Rusoff ..........    43     Vice President, Education and Communication*
Denise Fantuzzi ...........    43     Vice President, Marketing*

------------
* Upon completion of the offering

     The period served and the business experience of each of the directors and executive officers is set forth below:

     Mark A. Fauci. Mr. Fauci is OmniCorder's founder and, since its incorporation in 1997, has served as its President, Chief Executive Officer, Chief Financial Officer (until November, 1998) and Chairman of the Board. From 1994 to 1997, he was employed by Reuters Health Information Services, a Reuters owned start-up Company. Mr. Fauci headed new business development and was responsible for building strategic relationships in the U.S. and Europe, for developing strategic technical and business plans and for maintaining key contacts and relationships in the health-care industry. His earlier position at Reuters included Director of Technical Strategic Planning for Network Operations. In this role he was responsible for all network architecture design and development decisions. Prior to joining Reuters, he served as the President of E.C.A., Inc. from 1991 to 1994, a consulting firm specializing in the field of computer aided design and digital imaging systems. Mr. Fauci also has seven years of experience as an engineer at Standard Microsystems Corporation, working in the research, development and manufacture of integrated systems, utilizing the same processes found in state-of-the-art infrared imaging component manufacturing. Mr. Fauci holds a B.S. in Science from the State University of New York at Stony Brook and an MBA from Dowling College.

     Kevin McQuade. Mr. McQuade was appointed Chief Financial Officer and a director of OmniCorder in December 1998. From 1994 to 1998, Mr. McQuade was the Chief Financial Officer of Sensar Inc., a leading start-up biometric identification technology company. From 1993-1994 he served as Executive Vice President and Chief Financial Officer of the Princeton Stanford Group, a technology advisory institution to the investment and financial community. From 1984 to 1993, he was Chief Financial Officer of the Sequor Group, Inc., a Wall Street financial institution with $450 million in revenues, which was a subsidiary of Security Pacific, a national bank. From 1977 to 1984, Mr. McQuade was Vice President of Financial Planning for Citicorp Diners Club and Treasurer of Diners' Club International. He holds a B.S. in accounting from St. Peter's College and an MBA in finance from Fairleigh Dickinson University.


     Paul C. Rabbiner. Mr. Rabbiner has been a director of OmniCorder since January 1998, and has also been its Interim Vice President, Sales since September 1998. Mr. Rabbiner, since 1993, has acted as a consultant to corporations involved in varied aspects of the medical industry. From 1990 to 1993, he served as group Executive Vice President and Vice President of Manual Products for Fortress Scientific, a privately held multinational manufacturer of mobility products. From 1987 to 1992, Mr. Rabbiner served as the President of Neurologix Systems, Ltd., a manufacturer and distributor of electronic medical equipment. Between 1985 and 1989, he also served as the President of Rabson Medical Sales, Ltd, a manufacturer representative to the durable rehabilitation and medical equipment field. He was a co-founder of Medco Surgical Supply Company, whose main market thrust was in the application of inhalation and rehabilitation equipment to the homecare and handicapped markets, and he served as its President from 1957 to 1982. That company was then sold to National Medical Enterprises, where Mr. Rabbiner served as a consultant from 1982-1984. Mr. Rabbiner has co-published a book entitled "Positioning Clients with Central Nervous System Deficits" which is used as a text book in some physical therapy schools.

     Irving Price. Mr. Price has been a director of OmniCorder since January 1998. Since 1989 he has owned his own investment management firm, Priority Investment Management, where he manages individual portfolios, trusts and estates. In 1987 he was a financial analyst for N.Y. City Council, Finance Division. Since 1959, Mr. Price has worked as a securities analyst and pension fund and portfolio manager for various investment management firms such as Dean Witter Reynolds (now Morgan Stanley-Dean Witter), Bache Halsey Stuart (now Prudential Securities), Shields Asset Management, and Hutton Investment Management (now Salomon Smith Barney). During this time, he managed corporate and union portfolios involving pensions, profit sharing and welfare funds.

     Mr. Price is a member of the New York Society of Security Analysts. He holds a BS in business from Baruch College and a MBA in Financing and Investments from New York University.

     James Hayward. Dr. Hayward has been a director of OmniCorder since September 1998. Dr. Hayward is a recognized authority on the applications of liposomes in medicine and industry, with more than 50 patents and original publications to his credit. He has extensive experience in start-up companies, in development and marketing of non-regulated biotechnology product applications, and in the development of drug-delivery technologies for a wide range of medical applications.

     In 1990, he founded Collaborative Laboratories, Inc. ("CLI"), a contract research and manufacturing biotechnology company. Dr. Hayward currently serves as CLI'S President, Chief Executive Officer and as a Director, and is its principal stockholder. CLI later became a subsidiary of The Collaborative Group, Ltd., a privately held holding company which Dr. Hayward founded in 1997, where he serves as a Director and Chief Executive Officer and is its principal stockholder.

     Dr. Hayward was responsible for product development at the Estee Lauder Companies from 1984 to 1989, where he served as Director of Research Worldwide.


     He holds an adjunct faculty position at S.U.N.Y. Stony Brook in Molecular Biology and is an Honorary Fellow at the University of London. Dr. Hayward serves on the boards of the Center for Biotechnology at S.U.N.Y. Stony Brook - Council on Biotechnology, the Long Island Association, the Stony Brook Foundation, the Research Foundation of the State of New York, and the New York Biotechnology Association. He has received the "Best Paper of the Year Award" from the Society of Cosmetic Chemists for the last 4 years. Dr. Hayward received his doctorate in Molecular Biology and Biophysics from S.U.N.Y. at Stony Brook.

     Richard A. Lippe. Mr. Lippe has been a director of OmniCorder since January 1998. Mr. Lippe has been a practicing attorney in the State of New York since 1964. He has been a stockholder and officer, for the past 20 years, of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., OmniCorder's law firm. Meltzer, Lippe represents many of Long Island's leading high-technology start-up companies. Mr. Lippe is the Chairman of the Board of Directors of Silicon Island Equities, LLC, a privately held investment banking firm. He is also a Director of the Collaborative Group, Ltd., a privately held holding company of a contract research and manufacturing biotechnology company. He is also the Managing Trustee of The Keene Asbestos Liquidating Trust. Mr. Lippe is a graduate of Tufts University and holds a J.D. from the University of Pennsylvania Law School.

     Michael Anbar, Ph.D. Professor Anbar is OmniCorder's Chief Scientist. He has been providing research and development expertise through the UB Foundation, under a grant from OmniCorder. Professor Anbar is one of the foremost authorities in the field of bio-medical applications of infrared systems and is the inventor of Dynamic Area Telethermometry. He has been a Professor of Biophysics since 1977, Director of Interdepartmental Clinical Biophysics Group (1991), and a Research Professor, in the Departments of Ophthalmology (since 1991), Surgery (since October 1998) and Dental Materials (since 1980) at the State University of New York at Buffalo. He has held senior faculty positions at Stanford Research Institute from 1967 to 1977 and State University of New York at Buffalo. He has held the position of research Professor of biophysics at Roswell Park Cancer Institute from 1979 to date. He is the author of over 270 articles in refereed scientific journals and five books including "Quantitative & Dynamic Telethermometry in Medical Diagnosis & Management". He holds eleven patents with three additional patents pending. He has been the recipient of over $15 million in research grants and contracts, has industrial experience in ten diverse fields, including medical diagnostic instrumentation. He has current or past membership in over 35 professional societies and maintains key scientific and industrial contacts in the U.S., Europe and Asia. He holds an M.S.C. and a Ph.D. in Physical Chemistry from Hebrew University, Israel. See "Business -- Licenses and Patents -- Anbar License Agreement; and Management -- Employment Agreements."

     Tamara R. Rusoff. Ms. Rusoff is expected to be OmniCorder's Vice President, Education and Communications, as of the close of the offering. She currently provides educational programming for physicians as a freelance consultant for Physicians World Communications Group, a private medical and healthcare communication company. From 1996 through 1997, Ms. Rusoff served as the Vice President of the Technological Solutions Division at Robert A. Becker Agency, where she managed the accounts of Bristol-Myers Squibb and Rhone Polenc Rorer. Prior to that, between 1994 to 1995, Ms. Rusoff worked with Reuters Health Information Services, a Reuters owned start-up company, where she served in various capacities, including Senior Manager of Meetings and Conventions. From 1989 through 1994, she was the Vice President of Program Development at Triclinica Communications, where she supervised a team of six in designing, developing and producing educational meetings, symposia, monographs, journal articles and a variety of promotional materials and events for Amgen, Inc. Ms. Rusoff is conversant in six languages and holds a BA in Psychology and a Masters Degree in Social Work from the University of Minnesota.

     Denise Fantuzzi. Ms. Fantuzzi is expected to be OmniCorder's Vice President of Marketing, as of the close of the offering. Since 1997, Ms. Fantuzzi has owned a consulting business which prepares and presents strategic and tactical marketing plans, business plans and provides guidance on organizational development issues. From 1996 to 1997, Ms. Fantuzzi served as the Vice President, Business Development for Multum Information Services, Inc., which designs and develops intelligent software components for the healthcare industry. While at Multum, Ms. Fantuzzi was responsible for overall sales and marketing efforts. From 1994 to 1996, she was the Senior Vice President, Sales and Marketing, for Reuters Health Information Services, Inc., where she served on an Executive Committee and on a Senior Management Team. Ms. Fantuzzi holds a BS in Business Administration from Temple University.

Compensation of Directors

     Non-employee Directors currently receive no compensation for their services, but may be reimbursed for certain expenses in connection with attendance at board and committee meetings. All non-employee directors as of April, 1998 Messrs. Rabbiner, Price, Lippe, each received options to purchase 13,200 shares each, at an exercise price of $3.40 per share. The Board intends to compensate directors with annual stock option grants on an ongoing basis.

Audit Committee

     The Board of Directors intends to have a standing Audit Committee, as of the close of the offering. The Audit Committee is expected to be comprised of Messrs. Lippe, Price and OmniCorder's Chief Financial Officer. The Audit Committee will assist the Board of Directors in exercising its fiduciary responsibilities for oversight of audit and related matters, including corporate accounting, reporting and control practices. It will be responsible for recommending to the Board of Directors the independent auditors for the following year. The Audit Committee intends to meet periodically with management, financial personnel and the independent auditors to review internal accounting controls and auditing and financial reporting matters.

Scientific Advisory Board

     OmniCorder has established an independent Scientific Advisory Board which will be chaired by a leading breast cancer surgeon, Dr. Michael Osborne. Dr. Osborne is a leading expert, author and lecturer on the subject of breast cancer. He has been the CEO of The Strang Cancer Prevention Center since 1991. He holds or has held positions in some of the most prominent medical schools and cancer centers including Memorial

Sloan-Kettering (since 1986), Cornell University Medical College (since 1981), The Rockefeller University (since 1981) The Royal Marsden Hospital and Institute (1978-1980) and Charing Cross Hospital (1976-1978). He was trained in London, England at the University of London and later at the University of the State of New York.

     The purpose of the Scientific Advisory Board is to provide OmniCorder with expert advice and guidance pertaining to the development, testing and deployment of the DAT System and will consist of surgeons, radiologists, oncologists and primary care physicians. The Scientific Advisory Board will meet several times a year and some of its members will also participate in the clinical testing of the DAT System. It is anticipated that the Scientific Advisory Board will consist of six members and may be increased or decreased from time to time. It is anticipated that members of the Scientific Advisory Board will be compensated with per meeting stipends of $1,000 to $1,500 and with grants of stock options from time to time.

Remuneration of Executive Officers-Summary Compensation Table

     The following table discloses compensation paid by OmniCorder for the services of Mark A. Fauci, its Chief Executive Officer, who was the only officer for the fiscal year ended December 31, 1997. Compensation for 1997 relates solely to the two months of November and December. For the period prior to November 1997, Mr. Fauci did not receive any compensation as the operations of OmniCorder as well as the services he rendered to OmniCorder during this period were insignificant.

                                            Annual Compensation                             Long-Term Compensation
                                -------------------------------------------  ----------------------------------------------------
                                                                              Restricted    Securities
      Name and Principal                                      Other Annual       Stock      Underlying      LTIP      All Other
           Position              Year     Salary     Bonus    Compensation     Award(s)       Options     Payouts    Compensation
------------------------------  ------  ----------  -------  --------------  ------------  ------------  ---------  -------------
Mark A. Fauci,                  1997     $13,800    --       --              --            --            --         --
Director, President and Chief
 Executive Officer

Employment Agreements


     On December 31, 1997, Mark A. Fauci, OmniCorder's President and Chief Executive Officer, entered into an employment agreement with OmniCorder (the "Fauci Agreement"). Pursuant to the Fauci Agreement, OmniCorder is contractually obligated to pay Mr. Fauci $90,000 per year commencing January 1, 1998 for a four year period. In the event that OmniCorder receives equity financing of $2.25 Million or more, Mr. Fauci's salary will be increased to $135,000 per annum and to $180,000 per annum on the later of January 1, 1999 or the date that OmniCorder receives an aggregate of $2.25 Million of equity financing. The increase in salary to $180,000 will be effective as of the closing of the offering.


     In March, 1997, OmniCorder entered into an agreement with Professor Anbar, OmniCorder's Vice President, Research and Development, with respect to his possible future employment. OmniCorder has agreed to provide Professor Anbar with a five-year employment contract following his resignation or retirement from S.U.N.Y. Buffalo. His employment contract will provide a level of compensation of salary and benefits equal to what he is receiving from S.U.N.Y. Buffalo at the time of his resignation, capped at a total of $168,000 per annum. Anbar, during his employment, has the right to devote time to other activities, not inconsistent with his duties to OmniCorder, provided he does not perform activities relating to treatment of breast cancer, melanoma or diabetes and that those activities do not exceed 40% of his working hours.

     While Professor Anbar continues to be employed at S.U.N.Y. Buffalo, OmniCorder will pay S.U.N.Y. Buffalo;

   o 90% of Professor Anbar's salary;

   o an additional 29% of this amount for benefits and payroll costs; and

   o an additional 10% of this amount to be applied to overhead costs. Professor Anbar will continue to devote a major portion of his time to OmniCorder's research and development activities. OmniCorder's annual expenditure under this arrangement is approximately $210,000, commencing as of November 1, 1998. In addition, OmniCorder will pay Professor Anbar an additional $26,000 per annum while the arrangement with S.U.N.Y. Buffalo is in effect.

   OmniCorder entered into a consulting agreement in March, 1997 with Amara, Inc., a corporation wholly-owned by Professor Anbar, for a 12 month period expiring in March, 1999, but only during the period prior to

Anbar's employment by OmniCorder. The Consulting Agreement provided Amara with a maximum of 52 days of consulting at a rate of $500 per day, for a total potential expenditure of $26,000 with travel expenses not to exceed $25,000 and equipment and supplies expenses not to exceed $50,000. All of such fees were reduced to a one time payment of $50,000 which was utilized for the purchase of equipment and supplies. The Amara Consulting Agreement will terminate, prior to March 1999, if Professor Anbar resigns from S.U.N.Y. Buffalo and commences his employment relationship with OmniCorder. Professor Anbar has the option to acquire title to a research camera in March, 1999 provided that the camera is used for non-competitive basic research only.

     As of October 1, 1998, OmniCorder entered into an employment agreement with Kevin McQuade, its Chief Financial Officer. This agreement provides Mr. McQuade with a $60,000 per annum salary, increasing to $120,000 at the close of the offering. Mr. McQuade is to be granted options, as of the close of the offering, to purchase 100,000 shares of common stock, exercisable at the same price per share as the initial public offering price per share. Mr. McQuade may also be granted bonus options to purchase an additional 50,000 shares of common stock if the common stock trades at a price of at least $22 per share for a period of 10 consecutive trading days. These options would be granted at the exercise price of $22 per share. An additional grant of options to purchase an additional 50,000 shares of common stock at an exercise price of $45 per share is provided for if the common stock trades at a price of at least $45 per share for 10 consecutive trading days. All of the options are subject to vesting in installments over periods of at least three years from date of grant.

Stock Option Plan

     In April 1998, OmniCorder adopted the 1998 Stock Option Plan. The purpose of the 1998 Stock Option Plan is to enable OmniCorder to attract, retain and motivate key employees, directors, and on occasion, consultants, by providing them with stock options. Options granted under the 1998 Stock Option Plan may be either incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, as amended, or non-qualified stock options. OmniCorder has reserved 400,000 shares of common stock for issuance under the 1998 Stock Option Plan. As of the date of this prospectus, options for an aggregate of 39,600 shares of common stock have been granted to three non-employee directors under the 1998 Stock Option Plan, at an exercise price of $3.40 per share, which was equivalent to the fair market value of the shares in April 1998, the date of the grant.

     The 1998 Stock Option Plan will be administered by the Board of Directors. The Board has the power to determine the terms of any options granted thereunder, including the exercise price, the number of shares subject to the option, and conditions of exercise. Options granted under the 1998 Stock Option Plan are generally not transferable, and each option is generally exercisable during the lifetime of the optionee only by such optionee. The exercise price of all incentive stock options granted under the 1998 Stock Option Plan must be at least equal to the fair market value of the shares of common stock on the date of the grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of OmniCorder ("10% Owners"), the exercise price of any incentive stock option granted must be equal to at least 110% of the fair market value on the grant date. The term of all incentive stock options under the 1998 Stock Option Plan may not exceed ten years, or five years in the case of 10% Owners. The specific terms of each option grant are approved by the Board of Directors and are reflected in a written stock option agreement.

Limitation of Liability and Indemnification.

     OmniCorder's certificate of incorporation limits, to the maximum extent permitted by the Delaware General Corporation Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, and provides that OmniCorder shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. Section 145 of the Delaware law provides that a corporation may indemnify a director, officer, employee or agent made or threatened to be made a party to an action by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation against expenses actually and reasonably incurred in connection with such action if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe his conduct was unlawful. Delaware law does not permit a corporation to eliminate a director's duty of care, and the provisions of OmniCorder's certificate of incorporation have no effect on the availability of equitable remedies, such as injunction or rescission, for a director's breach of the duty of care.

     OmniCorder may enter into indemnification agreements with its directors and officers which may require it, among other things, to indemnify such directors and officers against liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance, if available on reasonable terms.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted for OmniCorder's directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, OmniCorder has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of OmniCorder's common stock as of the date of this prospectus by:


   o each person or entity known by OmniCorder to beneficially own 5% or more of the outstanding shares of common stock;


   o each of OmniCorder's directors and officers; and


   o all directors and executive officers of OmniCorder as a group. The information as to each person or entity has been furnished by that person or entity. The information does not include shares issuable pursuant to outstanding warrants or options, except those held by the named individual, and assumes no exercise of the Underwriter's over-allotment option.

                                                                  Percentage of Shares
                                                                   Beneficially Owned
                                                                 ----------------------
Name and Address of                   Shares Beneficially          Before       After
 Beneficial Owner                            Owned                Offering     Offering
-----------------------------   ------------------------------   ----------   ---------
Mark Fauci                                 1,672,000             70.9%        48.3%
Michael Anbar                                440,000             18.7%        12.7%
Meltzer, Lippe, Goldstein,                   125,400(1)           5.0%         3.5%
Wolf & Schlissel, P.C.
Paul Rabbiner                                 42,533(2)           1.8%         1.2%
Irving Price                                  26,400(3)           1.1%         0.8%
Richard Lippe                                191,400(4)           7.5%         5.2%
Kevin McQuade(5)                                  --              --          --
James Hayward                                     --              --          --
All directors and executive                1,932,333(2)(3)(4)    75.0%        52.6%
 officers as a group

------------
(1) Consists of warrants to purchase 125,400 shares of common stock at an exercise price of $3.40 per share, currently exercisable until January 6, 2004 (99,000 shares) and February 15, 2004 (26,400 shares).

(2) Includes options to purchase up to 13,200 shares of common stock at an exercise price of $3.40 per share, currently exercisable for a period of 10 years. Does not include warrants to purchase 33,334 shares of common stock at $6.00 per share, exercisable for a four-year term commencing August 31, 1999.

(3) Includes options to purchase up to 13,200 shares of common stock at an exercise price of $3.40 per share, currently exercisable for a period of 10 years. Does not include warrants to purchase 16,667 shares of common stock at $6.00 per share, exercisable for a four-year term commencing August 31, 1999.

(4) Includes 125,400 shares of common stock issuable pursuant to warrants registered to Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., a law firm in which Mr. Lippe is a shareholder and officer. Mr. Lippe disclaims beneficial ownership as to these shares. Also includes 52,800 shares of common stock issuable pursuant to a warrant registered to Mr. Lippe at an exercise price of $3.40 per share, currently exercisable until January 6, 2004, and an option to purchase up to 13,200 shares of common stock at an exercise price of $3.40 per share, presently exercisable for a period of 10 years.

(5) Does not include options to be granted pursuant to Mr. McQuade's employment agreement, the grant of which is contingent upon the closing of the Offering. See "Management -- Employment Agreements."

                           DESCRIPTION OF SECURITIES

Common Stock

     As of the date of this prospectus, after giving effect to a 2.2:1 stock split which occurred in August 1998, there were 2,358,397 shares of common stock outstanding, which were held of record by 22 stockholders, and

480,267 shares of common stock issuable pursuant to outstanding options and warrants, 44,000 shares of common stock reserved for issuance to a licensor of intellectual property utilized by OmniCorder and 360,400 shares of common stock reserved for issuance pursuant to the 1998 Stock Option Plan. Cambridge will also be issued the Underwriter's Warrants after the offering. The Board of Directors is authorized to issue up to 10,000,000 shares of common stock. There will be 3,458,397 shares of common stock outstanding after giving effect to the sale of the shares of common stock offered hereby. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. In the event of a liquidation, dissolution or winding up of OmniCorder, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

     Persons who purchased common stock in OmniCorder's initial private placement in late 1997 and early 1998, holding in the aggregate 202,396 shares of common stock, were granted the right to receive additional shares of common stock for a period of two years after their initial purchase (December, 1997--April, 1998), if OmniCorder issues common stock, or securities convertible into common stock, at a price of less than $3.40 per share. The number of shares would be that amount which such persons would have received had they purchased shares of common stock at such lower price, using the same dollar amount of their initial investment.

Preferred Stock

     The Board of Directors is authorized by OmniCorder's certificate of incorporation to authorize and issue up to 1,000,000 shares of preferred stock, $.01 par value, in one or more series. No shares of preferred stock have been authorized for issuance by the Board of Directors and OmniCorder has no present plans to issue any such shares. In the event that the Board of Directors does issue preferred stock, it may exercise its discretion in establishing the terms of the preferred stock. In the exercise of such discretion, the Board of Directors may determine the voting rights, if any, of the series of preferred stock being issued, which would include the right to vote separately or as a single class with the common stock and/or other series of preferred stock; to have more or less voting power per share than that possessed by the common stock or other series of preferred stock, and to vote on certain specified matters presented to the shareholders or on all such matters or upon the occurrence of any specified event or condition. Rules and regulations of the Nasdaq SmallCap Market where OmniCorder has applied for listing, restrict an issuer's ability to issue preferred stock with voting rights different than those of holders of common stock. Upon liquidation, dissolution or winding up of OmniCorder, or upon events such as a merger or sale of OmniCorder's assets, the holders of preferred stock may be entitled to receive preferential cash distributions fixed by the Board of Directors when creating the particular series thereof before the holders of the common stock are entitled to receive anything. Preferred stock authorized by the Board of Directors could be redeemable or convertible into shares of any other class or series of stock of OmniCorder.

     The issuance of preferred stock by the Board of Directors could adversely affect the rights of holders of shares of common stock by, among other things, establishing preferential dividends, liquidation rights or voting power. The issuance of preferred stock could be used to discourage or prevent efforts to acquire control of OmniCorder through the acquisition of shares of common stock.

     OmniCorder also has certain options and warrants outstanding. See "Shares Eligible for Future Sale."

Possible Anti-Takeover Effects of Delaware Law.

     OmniCorder is subject to the provisions of Section 203 of the General Corporation Law of the State of Delaware. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless the business combination is approved in a prescribed manner or unless the interested stockholder acquires at least 85% of the corporation's voting stock, excluding shares held by certain designated stockholders, in the transaction in which it becomes an interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation's voting stock. This provision of the Delaware law could delay and make more difficult a business combination even if the business combination would be beneficial, in the short term, to the interests of OmniCorder's stockholders and also could limit the price certain investors might be willing to pay in the future for shares of OmniCorder's common stock.


Transfer Agent and Registrar

     The transfer agent and registrar for OmniCorder's common stock is Continental Stock Transfer and Trust Company.


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In December 1997, OmniCorder issued a warrant to Richard A. Lippe, a director, and received proceeds of $40,000. Mr. Lippe is a shareholder and officer of OmniCorder's legal counsel. Under the terms of the warrant, Mr. Lippe was granted the right to purchase up to $180,000 worth of any securities OmniCorder issues in a private offering (except the August 1998 bridge financing) through January 6, 2004, on the same terms and conditions as the securities issued. As of September 1998, the warrant is exercisable into 52,800 shares of OmniCorder's common stock at an exercise price of $3.40 per share, as that is the price at which shares of common stock were issued in OnmiCorder's private offering completed in early 1998, the only private offering completed to date, other than the August 1998 bridge financing.

     Pursuant to an agreement entered into in August, 1997, OmniCorder issued warrants to Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., its legal counsel, in consideration for the deferral of legal fees. The warrants entitle Meltzer, Lippe to purchase up to $427,500 worth of any securities sold by OmniCorder in a private offering (except the August 1998 bridge financing) on the same terms and conditions as the securities issued in a private offering, through January 6, 2004 (as to $337,500 worth of such securities) and February 15, 2004 (as to $90,000 worth of such securities). As of September 30, 1998, the warrants are exercisable into 125,400 shares of OmniCorder's common stock at an exercise price of $3.40 per share, for the reasons discussed above with respect to the warrant in favor of Richard A. Lippe.

     During the period of February 7, 1997 to December 31, 1997, OmniCorder incurred $116,617 in legal fees to Meltzer, Lippe and an additional $232,919 for the nine months ending September 30, 1998. These amounts include the value of the aforementioned warrants. In addition, OmniCorder has agreed to pay Meltzer, Lippe a fixed fee of $150,000 for legal services rendered in connection with the offering.

     OmniCorder has also entered into employment and consulting agreements with Messrs. Fauci, McQuade and Anbar (and his affiliate, Amara, Inc.) and a license agreement with Professor Anbar. See "Management -- Employment Agreements." See "Business -- Licensing and Patents."

     The warrants issued to Richard Lippe and Meltzer Lippe, the Anbar License Agreement (including its employment provisions), and the Amara Consulting Agreement were all entered into prior to December 31, 1997, when OmniCorder had no independent directors.


                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the offering, there has been no public trading market for OmniCorder's common stock. Upon completion of the offering, OmniCorder will have a total of 3,458,397 shares of common stock outstanding (3,623,397 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 1,100,000 shares of common stock offered hereby (1,265,000 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act of 1933, by persons other than affiliates of OmniCorder. The remaining 2,358,397 shares of common stock outstanding are "restricted shares" as that term is defined by Rule 144 promulgated under the Securities Act of 1933. Under Rule 144, 1,672,000 shares held by Mark Fauci are currently eligible for sale (subject to volume and other limitations of Rule 144, as discussed below) and the balance of the shares outstanding prior to the offering will become eligible for sale by March, 1999.

     Pursuant to lock-up agreements, OmniCorder's officers and directors and all other stockholders (who in the aggregate hold 2,358,397 shares of common stock upon the completion of this offering) and all holders of outstanding options and warrants, exercisable for a total of 480,267 shares of common stock, have agreed that they will not directly or indirectly, offer, sell, grant any option to purchase or otherwise sell or dispose of any shares of OmniCorder's common stock, or any securities convertible into, exercisable, or exchangeable for, any shares of OmniCorder's common stock without the prior written consent of Cambridge for a period ranging from 6 months to 24 months from the date of this prospectus; however, Mr. Fauci and Professor Anbar may sell 17,500 shares of common stock each, without the consent of Cambridge, at any time, subject to the limitations of Rule 144 as set forth below. Additional sales, in the aggregate of 117,500 shares, by any director or employee who receives shares pursuant to the 1998 Stock Option Plan, will be allowed without consent of Cambridge, provided that no less than twelve months have passed since the initial public offering and the bid price for OmniCorder's common stock is no less than 160% of the initial public offering price for thirty consecutive trading days.

     In April 1998, OmniCorder's Board of Directors adopted the 1998 Stock Option Plan, which reserved 400,000 shares of common stock to be issued pursuant to this plan. As of September 1998, options to purchase a total of 39,600 shares of common stock were issued under the plan with an exercise price of $3.40 per share, the then fair market value of such shares at the date of grant. All of such options are currently exercisable for a period of ten years.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of the issuer's common stock or the average weekly trading volume during the four calendar weeks preceding such sale, provided that certain public information about the issuer as required by Rule 144 is then available and the seller complies with certain other requirements. A person who is not an affiliate (generally an affiliate is an officer, director or holder of 10% or more of a corporation's outstanding shares), and has not been an affiliate within three months prior to sale, and has beneficially owned the restricted securities for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. 2,155,797 of the 2,358,397 shares of common stock outstanding prior to the offering are held by affiliates, and are thus subject to continuing volume limitations described above.

     Investors in OmniCorder's private placement completed in early 1998 (the "Private Placement") were granted certain registration rights. These rights will enable these investors to "piggy-back" the registration of their shares, aggregating 202,396 shares of common stock, to any other registration statement (except for this registration statement and except for registration statements on Forms S-4 or S-8) OmniCorder will file, if market conditions permit. No shares owned by stockholders are being sold in the offering. These investors are also entitled to request registration on an abbreviated form known as Form S-3, which will generally be available for use by OmniCorder one year after the offering, and the investors may request registration on Form S-3 once every six months.


     Investors holding warrants received in a recently completed bridge financing entitling them to purchase in the aggregate up to 250,000 shares of common stock, hold similar rights to those of investors in the Private Placement, except that the Form S-3 rights can be exercised a maximum of three times. These warrants are exercisable for a four year term commencing August
31, 1999. These warrants also have "weighted average" anti-dilution protection for issuance of common stock or securities convertible into common stock at less than $6.00 per share. These investors have agreed that they will not sell, transfer or dispose of these warrants or any shares of OmniCorder's common stock for at least 24 months after the offering without Cambridge's consent, and Cambridge has agreed that it will not permit any sale, transfer or other disposition by these investors under any circumstances for at least 12 months following the offering.

     Cambridge currently has the right to purchase 12,467 shares of common stock at $3.40 per share, pursuant to currently exercisable warrants which it received for its efforts in the Private Placement. Cambridge is entitled to "piggy-back" registration rights with respect to the shares underlying these warrants. Cambridge will also have registration rights with respect to underwriter's warrants it receives in connection with the offering. See "Underwriting."

     Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding warrants and options) in the public market after the offering or the prospect of such sales could adversely affect the market price of the common stock and may have a material adverse effect on OmniCorder's ability to raise any necessary capital to fund its future operations.


Holders

     OmniCorder's common stock is held by 22 holders of record, prior to the offering.

                                 UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, OmniCorder has agreed to sell to Cambridge, and Cambridge has agreed to purchase from OmniCorder, ______ shares of common stock at the initial public offering price less underwriting discounts and commissions set forth on the cover page of this prospectus.

     The underwriting agreement provides that the obligations of Cambridge are subject to certain conditions and that Cambridge is committed to purchase all the shares of common stock offered hereby (other than those covered by Cambridge's overallotment option, unless exercised), if any of such shares of common stock are purchased. OmniCorder has agreed to indemnify Cambridge against certain liabilities, including liabilities under the Securities Act, or will contribute to payments Cambridge may be required to make in respect thereof.

     Cambridge has advised OmniCorder that it proposes initially to offer the common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and that it may allow certain dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") a selling concession not in excess of $____ per share of common stock.


     Pursuant to the underwriting agreement, Cambridge shall purchase the shares of common stock offered hereby at a discount equaling 8% of the public offering price. OmniCorder shall pay Cambridge a non-accountable expense equal to 3% of the gross proceeds of the offering, of which $25,000 has been paid to date.


     OmniCorder has granted to Cambridge an option, exercisable not later than 45 days after the effective date of this prospectus, to purchase up to a
maximum of ----   additional shares of common stock, equal to 15% of the shares to be sold in the offering, solely to cover overallotments, if any, at the initial public offering price set forth on the cover page hereof, less the underwriting discount set forth on the cover page hereof.


     OmniCorder's shareholders have agreed to certain "lock-up" arrangements with respect to their shares without the prior consent of Cambridge. See "Shares Eligible for Future Sale."


     Prior to the offering, Cambridge acted as a placement agent in connection with the two previously completed private placements of OmniCorder's securities. See "Shares Eligible for Future Sale."


     In connection with the offering, OmniCorder has agreed to grant to Cambridge warrants to purchase 97,500 shares of common stock, (the "Underwriter's Warrants"). The shares of common stock underlying the Underwriter's Warrants, are being registered pursuant to the Registration Statement filed with respect to the common stock offered hereby. The Underwriter's Warrants will provide for an exercise price equal to 120% of the initial public offering price set forth herein.

     The Underwriter's Warrants shall be exercisable at any time during a period of four (4) years commencing one (1) year after their issuance. During the first year after their issuance, the Underwriter's Warrants shall not be sold, transferred, assigned, pledged or hypothecated by any person, except that the transfer of any such Underwriter's Warrants by operation of law or by reason of reorganization of OmniCorder shall not be prohibited, and, such Underwriter's Warrants may be transferred among the officers or partners of Cambridge so long as all securities transferred or received remain subject to the restrictions specified in this paragraph for the remainder of the first year after issuance thereof.

     Upon the written request of the holders of a majority of the Underwriter's Warrants and the shares of common stock underlying the Underwriter's Warrants, OmniCorder will on one occasion register the shares of common stock underlying the Underwriter's Warrants at its expense. In addition, OmniCorder will include as a piggy-back registration, for a period of seven years, the shares of common stock underlying the Underwriter's Warrants at its expense in any registration statement filed with the Securities and Exchange Commission (other than this registration statement and other than a registration statement on Forms S-4 or S-8).


     For a period of two years following the closing of the offering, OmniCorder has agreed not to sell or issue any shares of capital stock or any options, rights or warrants with respect to any shares of capital stock without the prior written consent of Cambridge, except in connection with the 1998 Stock Option Plan referenced above. Such negative covenants shall not apply in connection with financings of at least $20,000,000 which are completed at no less than twice the initial public offering price per share or for acquisitions OmniCorder makes, using stock as the medium of payment, which are completed at a per share price of no less than twice the initial public offering price per share.

     OmniCorder has agreed to nominate and support the election of one designee of Cambridge as a member of the Board of Directors if such board consists of eight or less directors, or two designees if the board consists of more than eight directors, for a period of two years after the closing of the offering. Cambridge will appoint its designee after the close of the offering.

     Certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including purchases of the common stock to stabilize its market price and purchases of the common stock to cover some or all of a short position in the common stock maintained by Cambridge. In addition, Cambridge may impose "penalty bids" for a period of up to 60 days after the closing of the offering under contractual arrangements with certain dealers participating in the offering, whereby Cambridge may reclaim from such dealers, for Cambridge's account, the selling concessions with respect to the common stock that is distributed in the offering, but subsequently purchased for Cambridge's account in the open market. Any of the transactions described in this paragraph may result in the maintenance of the trading price of the common stock at a level above that which might otherwise prevail.


     In connection with the offering, Cambridge (and selling group members) may engage in passive market making transactions in the common stock on the Nasdaq SmallCap Market in accordance with Rule 103 of Regulation M under the Securities Act of 1933 and the Securities Exchange Act of 1934. Cambridge will not sell shares in the offering by exercising discretionary authority over accounts as to which it has this authority.

     The initial public offering price for the shares of common stock offered hereby will be determined by negotiations between OmniCorder and Cambridge, the principal underwriter of the offering, and may bear no relationship to the price at which the common stock may trade after completion of the offering. Factors which may be considered in determining the initial public offering price include but are not limited to:

    o the information set forth in this prospectus and otherwise available to Cambridge.

    o the history of and the prospects for the industry in which OmniCorder operates.

    o the assessment of OmniCorder's management.

    o OmniCorder's past and present operations.

    o OmniCorder's prospects for future earnings.

    o OmniCorder's present state of development.

    o the general condition of the securities markets at the time of the offering.

    o the recent market prices of and the demand for publicly traded common stock of generally comparable companies.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby and certain other matters will be passed on for OmniCorder by Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., Mineola, N.Y. Meltzer, Lippe has an ownership interest in OmniCorder consisting of a warrant to purchase up to 125,400 shares of common stock. Richard A. Lippe, an officer and stockholder of such firm, is a director of OmniCorder and has an ownership interest in OmniCorder consisting of a warrant to purchase up to 52,800 shares of common stock, and a director's stock option to purchase up to 13,200 shares of common stock. See "Security Ownership of Certain Beneficial Owners and Management."

     Certain legal matters will be passed on for Cambridge by Whitman Breed Abbott & Morgan LLP, New York, N.Y.

     Certain legal matters with respect to franchising law and regulations, appearing in the section "Business -- Government Regulation -- Franchising" will be passed on for OmniCorder by Kaufmann, Fiener, Yamin, Gildin & Robbins LLP, New York, N.Y.


     Certain legal matters with respect to FDA law and regulations appearing in sections entitled "Risk Factors -- OmniCorder does not yet have required FDA approval to market the DAT System and must continue to comply with FDA and other regulatory standards" and "Business -- Government Regulation: FDA Regulations", will be passed on for OmniCorder by Hale and Dorr LLP, Washington, D.C.

                                    EXPERTS

     The financial statements as of December 31, 1997 and for the period from February 7, 1997 (inception) through December 31, 1997 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                            Page
                                                                                            ----
Report of Independent Accountants ........................................................   F-2

Balance Sheet as of December 31, 1997 and September 30, 1998 (unaudited) .................   F-3

Statement of Operations for the period from February 7, 1997 (inception) through December
 31, 1997, the period from February 7, 1997 (inception) through September 30, 1997
 (unaudited), the nine months ended September 30, 1998(unaudited) and cumulative for the
 period from February 7, 1997 (inception) through September 30, 1998 (unaudited) .........   F-4

Statement of Changes in Stockholders' Equity for the period from February 7, 1997
 (inception) through December 31, 1997 and the nine months ended September 30, 1998
 (unaudited) .............................................................................   F-5

Statement of Cash Flows for the period from February 7, 1997 (inception) through December
 31, 1997, the period from February 7, 1997 (inception) through September 30, 1997
 (unaudited), the nine months ended September 30, 1998(unaudited) and cumulative for the
 period from February 7, 1997 (inception) through September 30, 1998 (unaudited)..........   F-6

Notes to the Financial Statements ........................................................   F-7

                       Report of Independent Accountants


To the Board of Directors
and Stockholders of
OmniCorder Technologies, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of OmniCorder Technologies, Inc. (a development stage enterprise) at December 31, 1997, and the results of its operations and its cash flows for the period from February 7, 1997 (inception) through December 31, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is a development stage enterprise, which has only a limited and unprofitable operating history. Such factors, among others, raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ PricewaterhouseCoopers LLP
-----------------------------------
PricewaterhouseCoopers LLP

Melville, New York

October 19, 1998

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                                Balance Sheets



                                                                           December 31,     September 30,
                                                                               1997             1998
                                                                          --------------   --------------
                                                                                             (unaudited)
Assets
Current assets
   Cash ...............................................................     $   76,351       $  479,468
   Prepaid research and development (Note 12) .........................         90,000          255,753
                                                                            ----------       ----------
      Total current assets ............................................        166,351          735,221
Property and equipment, net ...........................................          3,580           56,938
Deferred charges, net .................................................             --          206,917
                                                                            ----------       ----------
      Total assets ....................................................     $  169,931       $  999,076
                                                                            ==========       ==========
Liabilities and stockholders' equity
Current liabilities
   Accounts payable and accrued expenses ..............................     $   21,408       $   45,649
   Accounts payable to related party ..................................         65,559          124,379
   Bridge notes payable, net of unamortized discount of $625,000 ......             --          125,000
                                                                            ----------       ----------
      Total liabilities ...............................................         86,967          295,028
Stockholders' equity
Preferred stock; $.01 par value; 1,000,000 shares authorized; no shares
 outstanding ..........................................................             --               --
Common stock; $.01 par value; 10,000,000 shares authorized;
    1,730,665 and 2,358,397 shares issued and outstanding at December
    31, 1997 and September 30, 1998, respectively .....................         17,307           23,584
Additional paid-in-capital ............................................        254,243        1,613,461
Deficit accumulated during the development stage ......................       (143,516)        (917,927)
Subscriptions receivable ..............................................        (45,070)         (15,070)
                                                                            ----------       ----------
      Total stockholders' equity ......................................         82,964          704,048
                                                                            ----------       ----------
Commitments and contingencies
      Total liabilities and stockholders' equity ......................     $  169,931       $  999,076
                                                                            ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                            Statement of Operations




                                                                                                         Cumulative
                                           For the period       For the period                         for the period
                                          from February 7,     from February 7,                       from February 7,
                                          1997 (inception)     1997 (inception)      Nine months      1997 (inception)
                                               through              through             ended             through
                                            December 31,         September 30,      September 30,      September 30,
                                                1997                 1997                1998               1998
                                         ------------------   ------------------   ---------------   -----------------
                                                                  (unaudited)        (unaudited)        (unaudited)
Operating expense:
 Research and development ............      $    20,000           $   11,600         $   338,647        $   358,647
 General and administrative ..........           42,069               34,079             207,349            249,418
 Related party legal expense .........           81,447               29,332              97,165            178,612
                                            -----------           ----------         -----------        -----------
   Total operating expenses ..........          143,516               75,011             643,161            786,677
                                            -----------           ----------         -----------        -----------
Operating loss .......................         (143,516)             (75,011)           (643,161)          (786,677)
Interest expense .....................               --                   --             131,250            131,250
                                            -----------           ----------         -----------        -----------
Net loss .............................      $  (143,516)          $  (75,011)        $  (774,411)       $  (917,927)
                                            ===========           ==========         ===========        ===========
Basic and diluted net loss
 per share ...........................      $      (.09)          $     (.04)        $      (.35)
                                            ===========           ==========         ===========
Weighted average number of
 shares outstanding ..................        1,683,482            1,672,000           2,188,866
                                            ===========           ==========         ===========

   The accompanying notes are an integral part of these financial statements.

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                 Statement of Changes in Stockholders' Equity

                                            Number of       Par          Additional
                                              Shares       Value      Paid-in-capital
                                           -----------  -----------  -----------------
Issuance of common stock to
 founder ................................   1,672,000    $ 16,720
Sale of common stock, net of
 expenses of $35,164 ....................      58,665         587       $   164,243
Issuance of common stock warrants
 to related party for legal services               --          --            50,000
Sale of common stock warrant to
 related party ..........................          --          --            40,000
Net loss ................................          --          --                --
                                            ---------    --------       -----------
Balance at December 31, 1997 ............   1,730,665      17,307           254,243
                                            ---------    --------       -----------
Issuance of common stock to
 founder (Note 12) ......................     440,000       4,400
Sale of common stock, net of
 expenses of $62,900 ....................     143,732       1,437           425,658
Issuance of common stock for
 research and development ...............      44,000         440           149,560
Issuance of common stock warrants
 to related parties for legal
 services ...............................          --          --            34,000
Cash received from sale of
 common stock warrant ...................          --          --                --
Issuance of common stock warrants
 in connection with sale of Bridge
 Notes ..................................          --          --           750,000
Net loss ................................          --          --                --
                                            ---------    --------       -----------
Balance at September 30, 1998
 (unaudited) ............................   2,358,397    $ 23,584       $ 1,613,461
                                            ---------    --------       -----------

                                               Deficit
                                             Accumulated
                                              During the                         Total
                                             Development     Subscription    Stockholders'
                                                Stage         Receivable        Equity
                                           ---------------  --------------  --------------
Issuance of common stock to
 founder ................................                     $  (15,070)     $    1,650
Sale of common stock, net of
 expenses of $35,164 ....................                             --         164,830
Issuance of common stock warrants
 to related party for legal services                                  --          50,000
Sale of common stock warrant to
 related party ..........................                        (30,000)         10,000
Net loss ................................    $  (143,516)             --        (143,516)
                                             -----------      ----------      ----------
Balance at December 31, 1997 ............       (143,516)        (45,070)         82,964
                                             -----------      ----------      ----------
Issuance of common stock to
 founder (Note 12) ......................                                          4,400
Sale of common stock, net of
 expenses of $62,900 ....................             --              --         427,095
Issuance of common stock for
 research and development ...............             --              --         150,000
Issuance of common stock warrants
 to related parties for legal
 services ...............................             --              --          34,000
Cash received from sale of
 common stock warrant ...................             --          30,000          30,000
Issuance of common stock warrants
 in connection with sale of Bridge
 Notes ..................................             --              --         750,000
Net loss ................................       (774,411)             --        (774,411)
                                             -----------      ----------      ----------
Balance at September 30, 1998
 (unaudited) ............................    $  (917,927)     $  (15,070)     $  704,048
                                             -----------      ----------      ----------

   The accompanying notes are an integral part of these financial statements.

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                            Statement of Cash Flow



                                                                                                                Cumulative
                                                     For the period      For the period                       for the period
                                                    from February 7,    from February 7,                     from February 7,
                                                          1997                1997                                 1997
                                                       (inception)         (inception)       Nine months       (inception)
                                                         through             through            ended            through
                                                      December 31,        September 30,     September 30,     September 30,
                                                          1997                1997               1998              1998
                                                   ------------------  ------------------  ---------------  -----------------
                                                                           (unaudited)       (unaudited)       (unaudited)
Cash flows from operating activities
Net loss ........................................      $ (143,516)         $ (75,011)        $ (774,411)       $ (917,927)
   Adjustment to reconcile net loss to net
   cash used in operating activities:
   Depreciation .................................              --                 --              6,326             6,326
   Warrants issued to a related party for
    legal services ..............................          35,000             25,500             16,000            51,000
   Common stock issued for research and
    development .................................              --                 --            154,400           154,400
   Amortization of original issue discount                     --                 --            125,000           125,000
   Amortization of deferred financing
    costs .......................................              --                 --             24,583            24,583
Changes in operating assets and liabilities:
 Prepaid research and development ...............         (90,000)                --           (165,753)         (255,753)
 Accounts payable and accrued expenses ..........          86,967             72,802             83,061           170,028
                                                       ----------          ---------         ----------        ----------
   Net cash (used in) provided by
    operating activities ........................        (111,549)            23,291           (530,794)         (642,343)
                                                       ----------          ---------         ----------        ----------
Cash flows from investing activities
 Capital expenditures ...........................          (3,580)                --            (59,684)          (63,264)
                                                       ----------          ---------         ----------        ----------
   Net cash (used in) investing activities .               (3,580)                --            (59,684)          (63,264)
                                                       ----------          ---------         ----------        ----------
Cash flows from financing activities
 Proceeds from issuances of common
   stock, net ...................................         181,480              1,500            445,095           626,575
 Proceeds from issuance of common stock
   warrants .....................................          10,000                 --             30,000            40,000
 Deferred financing costs .......................              --            (20,170)                --                --
 Proceeds from Bridge notes, net ................              --                 --            602,500           602,500
 Deferred cost of proposed public offering                     --                 --            (84,000)          (84,000)
                                                       ----------          ---------         ----------        ----------
   Net cash provided by (used in)
    financing activities ........................         191,480            (18,670)           993,595         1,185,075
                                                       ----------          ---------         ----------        ----------
Net increase in cash ............................          76,351              4,621            403,117           479,468
Cash at beginning of period .....................              --                 --             76,351                --
                                                       ----------          ---------         ----------        ----------
Cash at end of period ...........................      $   76,351          $   4,621         $  479,468        $  479,468
                                                       ==========          =========         ==========        ==========

   The accompanying notes are an integral part of these financial statements.

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
     (Unaudited with respect to the nine months ended September 30, 1998)

1 Organization and Business

     OmniCorder Technologies Inc., ("OmniCorder"), was incorporated in Delaware on February 7, 1997, to exploit its core breast cancer screening technology - Dynamic Area Telethermometry ("DAT"). DAT is intended to provide a painless, non-contact, radiation-free screening and diagnostic service for the early detection and management of breast cancer. OmniCorder expects its revenues to be generated from the sale of regional licenses to provider networks to use OmniCorder's breast cancer screening technology. OmniCorder expects to derive other revenue from encounter or screening/diagnosis fees.

     To date OmniCorder has not generated revenues. OmniCorder's primary activities since inception have been research and development of its technology, negotiating strategic alliances and other agreements and raising capital.

2. Summary of Significant Accounting Policies

Cash and cash equivalents

     OmniCorder considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. As of September 30, 1998 OmniCorder had cash balances at a major commercial bank in excess of federally insured amounts.

Fixed assets

     Fixed assets are recorded at cost and depreciated, using the straight-line method, over the estimated useful lives of the related assets, which is generally five years.

Research and development

     Research and development costs have been charged to operations as incurred.

Patents

     Patent costs have been charged to operations as incurred as their realizability was uncertain. These costs are included in research and development.

Restatement and reclassification for stock split

     In August 1998, OmniCorder's Board of Directors approved a 2.2 for 1 stock split on all common stock. All share and per share amounts affecting net loss per share, weighted average number of common shares outstanding, common stock issued and outstanding, additional paid-in-capital and all other stock transactions presented in these financial statements have been restated to reflect the 2.2 for 1 stock split.

Interim financial information (unaudited)

     The interim financial data at and for the period ended September 30, 1998, for the period from February 7, 1997 (inception) through September 30, 1997 and for the cumulative amounts from inception is unaudited; however, in the opinion of OmniCorder, interim data includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of the results for the interim periods. Results for the interim period are not necessarily indicative of results to be expected for the full fiscal year.

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
(Unaudited with respect to the nine months ended September 30, 1998)
                                 -- (Continued)

2. Summary of Significant Accounting Policies  -- (Continued)

Use of estimates

     The financial statements have been prepared in conformity with generally accepted accounting principles which require management to make reasonable estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingencies at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair value of financial instruments

     The carrying value of cash, accounts payable, accrued expenses and Bridge Notes payable approximates fair value due to the relatively short maturity of these instruments.

Income taxes

     OmniCorder follows the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Accounting for stock-based compensation

     In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 established a fair value based method of accounting for stock-based compensation plans. OmniCorder has chosen to adopt the disclosure requirements of SFAS 123, and to record stock-based compensation in accordance with Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Under APB 25, OmniCorder has not recognized compensation expense with respect to such awards because the exercise price of options granted to employees has approximated the fair market value of the common stock at the respective grant dates.

Net loss per common share

     OmniCorder adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") effective December 1997.

     Basic net loss per common share is computed by dividing net loss to common shareholders for the period by the sum of the weighted average number of shares of common stock issued and outstanding. Diluted earnings per share is computed by dividing net loss for the period by the sum of the weighted average number of shares of common stock issued and outstanding, increased to include the number of common shares that would have been issued if all outstanding stock options, and stock warrants were converted. Diluted common shares are based on the most advantageous convertible rate or exercise price available to the security holder.

     At December 31, 1997 and September 30, 1998 outstanding options and warrants to purchase 152,065 and 478,725 shares of common stock, respectively, with exercise prices ranging from $3.40 to $6.00 could potentially dilute basic earnings per share in the future but have not been included in the computation of diluted net loss per share because to do so would be antidilutive for the periods presented.

Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130")

     On June 30, 1997, the FASB issued SFAS 130. This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
(Unaudited with respect to the nine months ended September 30, 1998)
                                 -- (Continued)


2. Summary of Significant Accounting Policies  -- (Continued)

general-purpose financial statements. SFAS 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position.

     This statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The adoption of SFAS 130 did not have a material impact on OmniCorder as comprehensive net loss was the same as net loss.

Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133")

     In June 1998, the FASB issued SFAS 133. This statement established accounting and reporting standards for derivative instruments and hedging activities. SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

     This statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The effect of the adoption of this statement is not expected to have a significant impact on OmniCorder.

3. Liquidity and Business Risks

     OmniCorder is in the development stage and currently has no sources of revenue. At December 31, 1997, OmniCorder had a deficit accumulated during the development stage of $143,516 ($917,927 at September 30, 1998). Such accumulated losses have resulted principally from costs incurred in research and development and from general and administrative expenses. OmniCorder has funded its operations since inception through the use of cash obtained principally from third party financings. OmniCorder's success depends upon many factors including its ability to obtain additional financing. OmniCorder is currently pursuing an initial public offering of its common stock (see Note 9), in order to obtain the additional financing necessary to complete the development of the DAT system and to bring the DAT system to market. Management believes that cash of $479,468 as of September 30, 1998, combined with anticipated net proceeds from the proposed initial public offering, will be sufficient to support its operations for 24 months from the closing of the offering. However, there can be no assurance that OmniCorder will be successful in obtaining additional financing or that it will be successful in further developing and commercializing the DAT system and related services.

4. Property and Equipment


                                            December 31,     September 30,
                                                1997             1998
                                           --------------   --------------
Computer equipment .....................       $ 3,580          $17,930
Medical equipment ......................            --           45,334
                                               -------          -------
                                                 3,580           63,264
Less: accumulated depreciation .........            --            6,326
                                               -------          -------
                                               $ 3,580          $56,938
                                               =======          =======

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
(Unaudited with respect to the nine months ended September 30, 1998)
                                 -- (Continued)

5. Deferred Charges

     Deferred charges consists of the following at September 30, 1998:

Deferred financing costs relating to Bridge Notes, net $122,917 of accumulated
 amortization of $24,583 .....................................................    $122,917
Deferred costs of proposed public offering ...................................      84,000
                                                                                  --------
                                                                                  $206,917
                                                                                  ========

6. Accrued Expenses

     Accrued expenses included the following:

                                               December 31,     September 30,
                                                   1997             1998
                                              --------------   --------------
Compensation and related benefits .........       $ 6,423          $ 4,450
Consulting and professional fees ..........        10,000           29,335
Interest ..................................            --            6,250
Other .....................................         4,985            5,614
                                                  -------          -------
                                                  $21,408          $45,649
                                                  =======          =======

7. Income Taxes

     The tax effect of temporary differences and carryforwards that give rise to significant portions of the deferred tax assets are as follows:

                                                 December 31,     September 30,
                                                     1997             1998
                                                --------------   --------------
Deferred tax asset:
   Net operating loss carryforwards .........     $  21,000        $  333,000
   Start-up costs ...........................        32,000            27,000
                                                  ---------        ----------
                                                     53,000           360,000
   Valuation allowance ......................       (53,000)         (360,000)
                                                  ---------        ----------
     Net deferred tax asset .................     $     -0-        $      -0-
                                                  =========        ==========


     OmniCorder has recorded a full valuation allowance against its deferred tax assets since management believes that based upon the available objective evidence it is not more likely than not that assets will not be realized. OmniCorder's effective tax rate differs from the federal statutory rate as a result of the change in the valuation allowance.

     As of December 31, 1997 and September 30, 1998, OmniCorder has net operating loss carryforwards of $53,000 and $883,000, respectively, available to offset future taxable income. These carryforwards will expire at various dates through 2018, subject to certain limitations.

8. Bridge Financing

     On August 31, 1998, OmniCorder sold an aggregate of $750,000 of 10% Exchangeable Senior Bridge Notes ("Bridge Notes") to accredited investors. The net proceeds of the Bridge Notes were approximately $602,500 after offering costs. The Bridge Notes are payable at the earlier of the closing of an initial public offering ("IPO") or February 28, 1999, subject to extension to September 30, 1999 under certain circumstances. Accrued interest is payable in a balloon payment upon the maturity of the Bridge Notes. In connection with the Bridge Notes, OmniCorder issued warrants ("Bridge Warrants") to purchase up to 250,000 shares of common stock

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
(Unaudited with respect to the nine months ended September 30, 1998)
                                 -- (Continued)


8. Bridge Financing  -- (Continued)

at an exercise price of $6 per share. These warrants were issued on August 31, 1998, expire 5 years thereafter, and are exercisable for a four year period commencing August 31, 1999. The Bridge Notes are convertible, at OmniCorder's option, to common stock at a conversion price of $3.40 if the underwriter is unable to complete the IPO at a share price of at least $8.00 and OmniCorder chooses not to complete the IPO. If the Bridge Notes are converted into common stock, the aggregate number of shares issuable upon exercise of the Bridge Warrants would be 125,000 shares. Included in the Bridge Financing is $150,000 of Bridge Notes and 50,000 warrants with related parties.

     All of the gross proceeds from the Bridge financing have been allocated to the Bridge Warrants based on their estimated fair value which resulted in $750,000 of original issue discount and a corresponding amount of additional paid-in-capital. The discount is being amortized over the six month term of the Bridge Notes and the amortization through September 30, 1998 totaled $125,000.

9. Stockholders' Equity

     Initial capitalization and founders shares. In February 1997 and March 1998, OmniCorder issued to its founders 1,672,000 and 440,000 shares of common stock, respectively, for consideration of $16,720 and the rights to technology transferred to the Company, respectively (see Note 12).

Proposed public offering

     OmniCorder has entered into a non-binding term sheet with an underwriter with respect to a proposed initial public offering of its common stock. There is no assurance that such offering will be consummated. OmniCorder expects to offer approximately 1,100,000 shares of the its common stock at an approximate price of $9 per share. In addition OmniCorder will issue to the underwriter, warrants to purchase shares of common stock equal to 10% of the number of shares offered in the public offering. The warrants will be exercisable at any time during a period of four years commencing on the first anniversary date of their issuance at a price equal to 120% of the initial public offering price of the shares. OmniCorder also entered into a 30 month consulting agreement with the underwriter for a total cost of $60,000 which will be paid out of the proceeds of the proposed public offering.

Change in authorized number of shares

     Effective November 10, 1997, OmniCorder amended its certificate of incorporation to increase the number of its authorized shares of common and preferred stock to 2,000,000 and 1,000,000 shares, respectively. In August 1998, OmniCorder amended its certificate of incorporation to increase the number of its authorized shares of common stock to 10,000,000 shares.

Private placement

     In October 1997, OmniCorder commenced a private placement of shares of common stock at a price of $3.40 per share. OmniCorder has sold 58,665 and 143,732 shares through December 31, 1997 and September 30, 1998 respectively. The stockholders were granted the right to receive additional shares of common stock, for a period of two years after their initial investment (December, 1997--April, 1998), if OmniCorder issues common stock, or convertible securities at a share price of less than $3.40 per share. The number of additional shares would be that amount which such holders would have received had they purchased shares of common stock at such lower price, using the same dollar amount of their initial investment. The placement agent received a commission of 5% of the aggregate purchase price of the common stock it placed, and was granted warrants to purchase 12,467 shares of common stock, at an exercise price of $3.40 per share. These warrants have a five year term.

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
(Unaudited with respect to the nine months ended September 30, 1998)
                                 -- (Continued)


9. Stockholders' Equity  -- (Continued)

Warrants

     In 1997 and 1998, OmniCorder received $40,000 from the sale of a stock warrant, to a director of OmniCorder who is a partner at OmniCorder's law firm. This warrant entitles the holder to purchase up to $180,000 of any securities OmniCorder may issue through January 6, 2004, on the same terms and conditions as those issued. At December 31, 1997 and September 30, 1998, the warrant was exercisable at an exercise price of $3.40 per share into approximately 52,800 shares of OmniCorder's common stock. These warrants were not exercisable for the securities issued in the Bridge Financing discussed in Note 8.

     In 1997 and 1998, OmniCorder issued warrants to its legal counsel, a law firm in which a director of OmniCorder is a partner, in consideration for the deferral of payment of legal fees. The warrant entitles OmniCorder's legal counsel to purchase up to $427,500 of any securities sold by OmniCorder to outside investors at the same prices as sold to such investors through January 6, 2004 (as to $337,500 worth of such securities) and through February 15, 2004 (as to $90,000 worth of such securities). As of September 30, 1998, the warrant would be exercisable into approximately 125,400 shares of OmniCorder's common stock at an exercise price of $3.40 per share. These warrants were not exercisable for the securities issued in the bridge financing discussed in Note
8. The estimated fair value of the warrants was $84,000, of which $35,000 and $16,000 was charged to general and administrative expense and $15,000 and $18,000 was charged to equity (for costs associated with the raising of capital), for the period February 7, 1997 (inception) to December 31, 1997 and the nine months ended September 30, 1998, respectively.

10. Related Party Transactions

     OmniCorder has incurred legal fees to a law firm in which a director of OmniCorder is a shareholder in the amount of $116,617 and $232,919 for the period from February 7, 1997 (inception) through December 31, 1997 and for the nine months ended September 30, 1998, respectively.

     OmniCorder has an accounts payable balance with the related party law firm in the amount of $65,559 and $124,379 at December 31, 1997 and September 30, 1998, respectively.

     In September 1998, OmniCorder entered into an agreement with the related party law firm for legal services to be rendered in connection with a proposed initial public offering. OmniCorder is obligated to pay the law firm a fixed fee of $150,000 relating to the proposed initial public offering discussed in
Note 9.

11. Stock Option Plan

     In 1998, OmniCorder adopted a stock option plan under which it may grant qualified and nonqualified options to purchase up to 400,000 shares of common stock to employees and consultants. Qualified options shall be exercisable for a period of up to ten years from the date of the grant at no less than the fair value on the date of the grant. The term of such options shall be five years from the date of grant for stockholders who own more than ten percent of the voting power of all classes of stock of OmniCorder at the date of grant, and shall be exercisable at no less than 110% of fair value on the date of grant for such holders.

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
(Unaudited with respect to the nine months ended September 30, 1998)
                                 -- (Continued)


11. Stock Option Plan  -- (Continued)

     A summary of activity under the stock option plan is as follows:



                                                        Options                 Exercise
                                                       Available     Shares      Price
                                                          for         under       per
                                                         Grant       Option      Share
                                                      -----------   --------   ---------
Options outstanding at January 1, 1998 ............          --          --       --
Shares authorized .................................     400,000
Granted ...........................................     (39,600)     39,600    $ 3.40
Exercised .........................................          --          --       --
                                                        -------      ------    ------
Options outstanding at September 30, 1998 .........     360,400      39,600    $ 3.40
                                                        -------      ------    ------
Options exercisable at September 30, 1998 .........      39,600                $ 3.40
                                                        =======                ======

     In April 1998, non-qualified options to purchase 39,600 shares of OmniCorder's common stock at an exercise price of $3.40 per share were issued to certain Directors.

12. License Agreements

     Technology License Agreement -- In 1997 and in connection with the formation of OmniCorder, the founding stockholders entered into an agreement pursuant to which OmniCorder could acquire the exclusive worldwide right to exploit technology related to the detection of cancerous lesions by their effect on the periodic modification of perfusion in the surrounding tissues (the "Technology"). In February 1998, OmniCorder funded the required research budget and in March 1998, released 440,000 shares of previously reserved common stock to one of the founders. OmniCorder recorded the issuance of these shares at the historical cost of the technology transferred.

     The license, as amended, required OmniCorder to fund future research and development costs in the amount of $495,000. Unused funds, if any, are required to be returned to OmniCorder in the event the chief scientist resigns from his current position with a University which employs the chief scientist. OmniCorder funded the first $110,000 of this obligation in late 1997 with the balance paid in March 1998. OmniCorder also entered into a consulting agreement with a company controlled by OmniCorder's founding scientist. Under the terms of the agreement OmniCorder is contractually obligated to pay a maximum of $26,000 for consulting services; $25,000 for travel; and $50,000 for research supplies for a twelve month period. OmniCorder satisfied this entire obligation with a one-time $50,000 payment which is included in the $495,000 discussed above. OmniCorder will also be obligated to pay a royalty to the stockholder for each installed device. The stockholder has the option to acquire title to a research camera in March 1999 provided that the camera is used for non-competitive basic research only.


Caltech License Agreement

     In September 1997, OmniCorder entered into an agreement with the California Institute of Technology ("Caltech") which grants OmniCorder the right to acquire an exclusive license to exploit Caltech's infrared radiation detection technology in the field of detection of passive infrared radiation for certain commercial medical applications. In addition, OmniCorder has the right to sublicense this technology. OmniCorder is obligated to pay Caltech a royalty based on revenues derived from licensed products and services and revenues derived from sublicenses. OmniCorder has agreed to issue Caltech, 88,000 shares of common stock. In May 1998 OmniCorder exercised its right to acquire the aforementioned license, and issued 44,000 shares of common stock to Caltech and will be required to issue an additional 22,000 shares on the first and second anniversary dates of the agreement, May 1999 and May 2000, respectively. OmniCorder may elect to terminate the agreement at any time without being obligated to issue any of the remaining unissued shares.

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
(Unaudited with respect to the nine months ended September 30, 1998)
                                 -- (Continued)


12. License Agreements  -- (Continued)

     While in effect, the agreement requires that OmniCorder pay 50% of all attorney fees in connection with preparation, filing and prosecution, issuance and maintenance of the licensed patent rights in the United States. OmniCorder is also obligated to pay 100% of patent costs in foreign jurisdiction. The license agreement may be canceled at Caltech's option if it has not received minimum license fees of $10,000 in any one year period commencing May 11, 1999.

The Lockheed Martin License Agreement

     OmniCorder entered into an exclusive license agreement with Lockheed Martin Corporation ("Lockheed") on September 18, 1998. Pursuant to this agreement, OmniCorder was given the exclusive license to exploit, worldwide, all biomedical applications of certain enhanced infrared detector technologies know as Enhanced Quantum Well Infrared Photodetectors ("EQWIP"). The EQWIP technology is protected by a patent owned by Lockheed. In order to maintain exclusivity, OmniCorder is subject to a number of milestones it must meet relating to royalty generation, development of markets and territories, utilization of the EQWIP technology in certain percentages of OmniCorder's installed base of diagnostic equipment and required levels of royalty generating installations. However, OmniCorder does not believe that the loss of exclusivity under the Lockheed Agreement will have a material adverse affect on its business, financial condition or results from operations.

     OmniCorder has also agreed to license back to Lockheed any improvements it makes to the EQWIP technology for applications in which OmniCorder does not retain exclusivity. Under certain conditions, OmniCorder may sublicense its rights to develop specific territories and markets to third-parties, subject to consent of Lockheed. OmniCorder is entitled to utilize any improvements to the EQWIP technology developed by Lockheed. OmniCorder is permitted to utilize a manufacturer of its choosing to manufacture cameras utilizing the EQWIP technology.

13. Commitments and Contingencies

Obligations under operating lease

     OmniCorder is not obligated under any material operating leases.


Employment agreement

     In December 1997, OmniCorder entered into an employment contract with its Chief Executive Officer. In connection with the contract, OmniCorder is contractually obligated to pay approximately $90,000 per year commencing January 1, 1998 for a four year period. In the event OmniCorder has received equity financing of at least $2.25 million, the salary will be increased to $135,000 per annum and to $180,000 per annum on the later of January 1, 1999 or the date OmniCorder receives at least $2.25 million of financing.

Capital expenditures

     As of September 30, 1998, OmniCorder has agreed to purchase medical equipment for approximately $470,000.

Subsequent Events

     As of October 1, 1998, OmniCorder entered into an agreement with its chief financial officer. In connection with the agreement, OmniCorder is obligated to pay $60,000 per year initially, for a maximum six month term, increasing to $120,000 per year upon the close of the Offering. In addition, the Chief Financial Officer is to be granted options to purchase 100,000 shares of common stock at the same price per share as the offering price

                         OmniCorder Technologies, Inc.
                       (A Development Stage Enterprise)

                         Notes to Financial Statements
(Unaudited with respect to the nine months ended September 30, 1998)
                                 -- (Continued)


13. Commitments and Contingencies  -- (Continued)

in OmniCorder's initial public offering. In addition, subject to OmniCorder's common stock achieving a trading price of at least $22 per share for at least 10 consecutive trading days, and at least $45 per share for 10 consecutive trading days, respectively, the chief financial officer will be granted additional bonus options to purchase 50,000 shares of common stock at an exercise price of $22.00 per share (if the first threshold is achieved) and another 50,000 shares of common stock at an exercise price of $45.00 per share (if the second threshold is achieved), respectively.

     As of November 1, 1998, OmniCorder entered into an arrangement with the University which employs its Chief Scientist. In connection with this arrangement, OmniCorder will pay the University 90% of its Chief Scientist's salary, and an additional 39% of this amount for benefits, payroll and overhead costs. The aggregate consideration payable pursuant to these arrangements is approximately $210,000 per year. While this arrangement is in effect, OmniCorder will also pay its Chief Scientist $26,000 per year.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
       The information in this prospectus is not complete and may be changed.
We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.


               ------------------------------------------------
                               TABLE OF CONTENTS
                                  PROSPECTUS



                                                  Page
                                               ---------
Prospectus Summary .........................        3
Risk Factors ...............................        7
Use Of Proceeds ............................       15
Capitalization .............................       16
Dividend Policy ............................       17
Dilution ...................................       17
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ..............................       19
Business ...................................       21
Management .................................       37
Security Ownership Of Certain Beneficial
   Owners And Management ...................       43
Description of Securities ..................       43
Certain Relationships And Related
   Transactions ............................       45
Shares Eligible for Future Sale ............       45
Underwriting ...............................       47
Legal Matters ..............................       49
Experts ....................................       49
Index to Financial Statements ..............      F-1


                            -------------------------

       Until -------------------------- , (25 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                1,100,000 Shares


[GRAPHIC OMITTED]

                                  Common Stock




                      -----------------------------------
                                   PROSPECTUS
                      -----------------------------------


[GRAPHIC OMITTED]

                               1225 Franklin Ave.
                             Garden City, NY 11530
                           Telephone: (516) 877-5400
                              Fax: (516) 877-5577






                                February  , 1999


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Part II--INFORMATION NOT REQUIRED IN PROSPECTUS

                  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


   Statement of expenses of the Offering (other than underwriting discounts and commissions):




                 Expense                      Amount
----------------------------------------   -----------
       Registration Fees ...............    $  3,842
       Transfer Agents' Fees ...........      10,000
       Printing and Engraving ..........     120,000
       Legal Fees ......................     150,000
       Accounting Fees .................     106,000
       Listing Fees ....................      10,000
                                            --------
          Total: .......................    $399,842



                   INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Company's Certificate of Incorporation limits, to the maximum extent permitted by Delaware Law, the personal liability of directors for monetary damages for breach of their fiduciary duties as a director, and provides that the Company shall indemnify its officers and directors and may indemnify its employees and other agents to the fullest extent permitted by law. Section 145 of the Delaware Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he was a director, officer, employee or agent of the corporation or was serving at the request of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. Delaware Law does not permit a corporation to eliminate a director's duty of care, and the provisions of the Company's Certificate of Incorporation have no effect on the availability of equitable remedies, such as injunction or recision, for a director's breach of the duty of care. The Company's Certificate of Incorporation provides that the Company will indemnify its directors and officers to the fullest extent permitted by Delaware Law.


                    RECENT SALES OF UNREGISTERED SECURITIES


October 1997 Private Placement (the "Private Placement")


     In October 1997, the Company commenced a private placement of shares of Common Stock at a price of $3.40 per share. The Company sold 202,396 shares of its Common Stock in the Private Placement to 19 accredited investors, receiving gross proceeds of $690,000. The investors were individuals, including two OmniCorder directors, Irving Price and Paul Rabbiner. The principal underwriter of the Private Placement was Cambridge which received a commission of 5% of the aggregate purchase price of the $425,000 of Common Stock it placed in the Private Placement, and was granted a warrant to purchase shares of Common Stock equal to ten percent (10%) of the number of shares of stock it placed, subject to adjustments for certain events including, but not limited to stock dividends, stock splits, reclassification or mergers. As of February 1998, Cambridge was granted 12,467 warrants which are exercisable for five years from the date of issuance at an exercise price of $3.40 per share of Common Stock.

     The Private Placement was exempt from State and Federal registration pursuant to Rule 506 of Regulation D, and section 4(2) of the Securities Act of 1933.

August 1998 Bridge Financing

     On August 31, 1998, the Company sold an aggregate of $750,000 of 10% Exchangeable Senior Bridge Notes ("Notes") and Warrants to 15 accredited investors (the "Bridge Financing"). The investors were individuals, including two OmniCorder directors Paul Rabbiner and Irving Price. Under the terms of the Bridge Financing, the Notes will be payable upon the earlier of February 28, 1999, or the closing of the Offering, subject to extension by one day for each day after November 30, 1998 the Company does not deliver to Cambridge a preliminary prospectus relating to the Offering. The principal underwriter of the Bridge Financing was Cambridge and it received a commission of 10% of the aggregate purchase price of the Notes, in addition to a non-accountable expense allowance equal to 3% of such aggregate purchase price. Interest will be paid in one balloon payment at maturity. The Note holders also received a warrant entitling them to purchase one share of Common Stock at a price of $6 for each $3 of Notes purchased. The warrants have a five year term, which commenced August 31, 1998 and are exercisable in a four year period commencing August 31, 1999. A total of up to 250,000 shares of Common Stock are issuable pursuant to these warrants. The Notes provide that they can be converted to Common Stock at price of $3.40 per share if Cambridge is not willing to complete the Company's initial public offering at a price of at least $8 per share and the Company decides not to proceed with an initial public offering. If the Notes are converted to Common Stock, the number of shares issuable pursuant to the warrants are reduced to 125,000 shares. The maturity of the Notes can also be extended to September 30, 1999, if Cambridge is not willing to complete the Company's initial public offering at a price of at least $9 per share. The maturity of the Notes can also be extended to the earlier of September 30, 1999, or the closing of the Offering upon consent of Cambridge and the Company, if they agree to defer the Company's initial public offering to a date no later than September 30, 1999.

     The Bridge Financing was exempt from State and Federal registration pursuant to Section 4(2) of the Securities Act of 1933 and under Rule 506 of Regulation D, promulgated under the Securities Act of 1933.

Warrants and Options to Purchase Common Stock

     In December 1997, the Company issued a warrant to Richard A. Lippe, a director of the Company, who is a stockholder and officer at the Company's legal counsel, and received proceeds of $40,000. Under the terms of the warrant, Mr. Lippe was granted the right to purchase up to $180,000 worth of any securities the Company issues in a private offering, on the same terms and conditions as the securities issued, through January 6, 2004, except those securities issued in the August 1998 Bridge Financing. As of September 1998, the warrant is exercisable into 52,800 shares of the Company's Common Stock at an exercise price of $3.40 per share, the only other private offering completed to date (other then the August 1998 Bridge Financing).

     Pursuant to an agreement entered into in August, 1997, the Company issued warrants to Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C. ("MLG"), its legal counsel, in consideration of the deferral of legal fees. The total amount of legal fees deferred was $95,000. The warrants entitle MLG to purchase up to $427,500 worth of any securities sold by OmniCorder in a private offering on the same terms and conditions as the securities issued in a private offering, through January 6, 2004 (for $337,500 worth of such securities) and February 15, 2004 (for $90,000 worth of such securities). As of September 1998, the warrants are exercisable for up to 125,400 shares of the Company's Common Stock at an exercise price of $3.40 per share, the only other private offering completed to date, aside from the August 1998 Bridge Financing.

     In April 1998, the Company issued options to purchase 13,200 shares of Common Stock to each of its non-employee directors at the time, or an aggregate of options to purchase up to 39,600 shares of Common Stock. The options are exercisable for a term of 10 years at a price of $3.40 per share.

     In February 1998, the Company issued to Cambridge warrants to purchase up to 12,467 shares of Common Stock at an exercise price of $3.40 per share, exercisable for a five year term. These warrants were issued as compensation to Cambridge for placing $425,000 of shares of Common Stock in the Private Placement.

     All of the above options and warrants were issued pursuant to an exemption under Section 4(2) of the Securities Act. All persons to whom such securities were issued were accredited investors.

                                   EXHIBITS

Index to Exhibits


   Exhibit
------------
   (1)       (i)              Underwriting Agreement**
             (ii)             Selected Dealers Agreement**
             (iii)            Underwriters Warrant Agreement**
   (3)       (i)              Certificate of Incorporation**
             (ii)             By-laws**
   (4)       Specimen Common Stock Certificate**
   (5)       Form of Opinion re: legality**
   (10)      Material Contracts
             (i)(a)           Anbar License Agreement**
             (i)(b)           Amendment to Anbar License Agreement**
             (i)(c)           Exercise of Anbar License Agreement**
             (ii)(a)          Caltech License Agreement***
             (ii)(b)          Amendment to Caltech License Agreement**
             (iii)            Lockheed Martin License Agreement***
             (iv)             Mark Fauci Employment Agreement**
             (v)              Kevin McQuade Employment Agreement**
             (vi)             Agreement with S.U.N.Y. Buffalo with respect to services provided by Professor Anbar**
             (vii)            Warrant in favor of Richard A. Lippe, dated December 15, 1997**
             (viii)(a)        Warrant in favor of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., dated December 15,
                              1997**
                   (b)        Warrant in favor of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., dated February 15,
                              1998**
   (11.1)    Computation of basic and diluted net loss per common share**
   (23.2)    Consent of PricewaterhouseCoopers LLP
   (23.3)    Consent of Meltzer, Lippe, Goldstein, Wolf & Schlissel, PC. (included in Exhibit 5)**
   (27)      Financial Data Schedule**



------------
 ** Previously filed

*** Confidential Treatment requested as to portions of this exhibit. These portions filed separately with the Commission.

                                 UNDERTAKINGS

     The Company will provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Amendment No. 3 to its registration statement on Form SB-2 and authorizes this amendment to its registration statement to be signed on its behalf by the undersigned, in the County of Nassau, State of New York, on February 11, 1999.



                                        OMNICORDER TECHNOLOGIES, INC.


                                        By: /s/ Mark A. Fauci
                                            -----------------------------------

                                            Mark A. Fauci, President, and
                                            Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, this amended registration statement was signed by the following persons in the capacities and on the dates stated.




           Signature                             Title                         Date
-------------------------------  -------------------------------------  ------------------
         /s/ Mark Fauci            Director, President & Chief          February 11, 1999
-----------------------------      Executive Officer
           Mark Fauci

          /s/ Kevin McQuade        Director, Chief Financial Officer    February 11, 1999
-----------------------------
          Kevin McQuade

        /s/ Paul Rabbiner          Director & Interim Vice              February 11, 1999
-----------------------------      President, Sales
          Paul Rabbiner

        /s/ Irving Price           Director                             February 11, 1999
-----------------------------
          Irving Price
                                   Director                             February 11, 1999
-----------------------------
           Jim Hayward

        /s/ Richard Lippe          Director                             February 11, 1999
-----------------------------
          Richard Lippe

                                 EXHIBIT INDEX


Index to Exhibits




   Exhibit
------------
   (1)       (i)              Underwriting Agreement**
             (ii)             Selected Dealers Agreement**
             (iii)            Underwriters Warrant Agreement**
   (3)       (i)              Certificate of Incorporation**
             (ii)             By-laws**
   (4)       Specimen Common Stock Certificate**
   (5)       Form of Opinion re: legality**
   (10)      Material Contracts
             (i)(a)           Anbar License Agreement**
             (i)(b)           Amendment to Anbar License Agreement**
             (i)(c)           Exercise of Anbar License Agreement**
             (ii)(a)          Caltech License Agreement***
             (ii)(b)          Amendment to Caltech License Agreement**
             (iii)            Lockheed Martin License Agreement***
             (iv)             Mark Fauci Employment Agreement**
             (v)              Kevin McQuade Employment Agreement**
             (vi)             Agreement with S.U.N.Y. Buffalo with respect to services provided by Professor Anbar**
             (vii)            Warrant in favor of Richard A. Lippe, dated December 15, 1997**
             (viii)(a)        Warrant in favor of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., dated December 15,
                              1997**
                   (b)        Warrant in favor of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C., dated February 15,
                              1998**
   (11.1)    Computation of basic and diluted net loss per common share**
   (23.2)    Consent of PricewaterhouseCoopers LLP
   (23.3)    Consent of Meltzer, Lippe, Goldstein, Wolf & Schlissel, P.C. (included in Exhibit 5)**
   (27)      Financial Data Schedule**



------------
** Previously Filed

*** Confidential Treatment requested as to portions of this exhibit. These portions filed separately with the Commission.